Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☑

Filed by a party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement – 2018 Annual Meeting of Shareholders
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
TEAM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13131 Dairy Ashford
Sugar Land, Texas 77478
(281) 331-6154
Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

April 12, 2018
To Our Shareholders:
On behalf of our Board of Directors, it is my pleasure to invite you to attend the 2018 Annual Meeting of Shareholders of Team, Inc. The Annual Meeting will be held on Thursday, May 17, 2018, at 3:00 p.m., local time, at our headquarters located at 13131 Dairy Ashford, Sugar Land, Texas 77478. A notice of the meeting, a Proxy Statement and a proxy card containing information about the matters to be voted upon are enclosed.
In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for the year ended December 31, 2017. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2017 Annual Report on Form 10-K, it, along with this Proxy Statement, are available on our website at www.teaminc.com/proxy2018, under the “Investors” page.
Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or by telephone. See “About the Annual Meeting—How do I vote by proxy?” in the Proxy Statement for more details. Instructions for each type of voting are included with the instructions on your proxy card and the Notice of Internet Availability of Proxy Materials. Returning the proxy card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

Sincerely,

Louis A. Waters
Chairman of the Board of Directors
Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting.
Our Proxy Statement and Annual Report on Form 10-K are available at
www.teaminc.com/proxy2018, under the “Investors” page

TEAM, INC.
13131 Dairy Ashford
Sugar Land, Texas 77478

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m., local time, on Thursday, May 17, 2018

Location:	Team, Inc.
13131 Dairy Ashford
Sugar Land, Texas 77478

Items of Business:	•
Proposal One—Election of three (3) nominees named in the Proxy Statement as Class II directors to serve a three-year term and one (1) nominee named in the Proxy Statement as a Class III director to serve a one-year term;

	•	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018;

	•	Proposal Three—Advisory vote on Named Executive Officer compensation;

	•	Proposal Four—Approval of the issuance of shares of our common stock issuable upon the conversion of our 5.00% convertible senior notes;

	•	Proposal Five—Approval of the new Team, Inc. 2018 Equity Incentive Plan; and

	•	Such other business as may properly come before the meeting, or any adjournment thereof.

Documents:
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2017 Annual Report and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2017 Annual Report on Form 10-K are available at www.teaminc.com/proxy2018, under the “Investors” page. Our 2017 Annual Report, including our Form 10-K does not form a part of the material for the solicitation of proxies.

Record Date:
The shareholders of record of our Common Stock as of the close of business on Tuesday, April 3, 2018, will be entitled to vote at the Annual Meeting of Shareholders, or any adjournment thereof. A complete list of shareholders of record of our Common Stock entitled to vote at the Annual Meeting of Shareholders will be maintained in our principal executive offices at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting of Shareholders. You can vote your shares in one of four ways:
(1) By Mail—fully complete, sign, date and return the proxy card in the enclosed, postage paid envelope.
(2) By Internet—visit the website listed on your proxy card and follow the instructions.
(3) By Telephone—call the telephone number on your proxy card and follow the instructions.
(4) In Person—attend the Annual Meeting to vote in person. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.
YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

Page
General	1
About the Annual Meeting	1
Proposal One—Election of Directors	5
Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018	6
Proposal Three—Advisory vote on Named Executive Officer compensation	7
Proposal Four—Approval of the issuance of shares of our common stock issuable upon the conversion of our 5.00% convertible senior notes	8
Proposal Five—Approval of the new Team, Inc. 2018 Equity Incentive Plan	10
Corporate Governance	19
The Board of Directors and Its Committees	23
Compensation of Directors	27
Executive Officers	28
Compensation Committee Report	29
Compensation Discussion and Analysis	30
Executive Compensation and Other Matters	40
Summary Compensation Table	40
Grants of Plan-Based Awards	42
Outstanding Equity Awards at 2017 Year-End	44
Option Exercises and Stock Vested in 2017	45
Equity Compensation Plan Information	45
Senior Management Compensation and Benefit Continuation Policy	46
Potential Payments Upon Termination or Change of Control	47
CEO Pay Ratio	49
Holdings of Major Shareholders, Officers and Directors	50
Transactions with Related Persons	51
Audit Committee Report	52
Information on Independent Public Accountants	53
Annual Report on Form 10-K	53
Delivery of Proxy Materials to Shareholders Sharing an Address	53
Shareholder Proposals for Next Year’s Annual Meeting	54
Where You Can Find More Information	54
Other Business	55
Appendix A: Team, Inc. 2018 Equity Incentive Plan	A-1

TEAM, INC.
13131 Dairy Ashford
Sugar Land, Texas 77478
__________________________

PROXY STATEMENT
GENERAL
These proxy materials are being provided to you in connection with the 2018 Annual Meeting of Shareholders of Team, Inc. (the “Annual Meeting”). This Proxy Statement, the accompanying proxy card and the 2017 Annual Report on Form 10-K (“Annual Report”) were first mailed to our shareholders on or about April 12, 2018. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.
In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our Annual Report and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our Annual Report are available at www.teaminc.com/proxy2018, under the “Investors” page. Our Annual Report does not form a part of the material for the solicitation of proxies.
Unless otherwise indicated, the terms “Team, Inc.,” “Team,” “the Company,” “we,” “our” and “us” are used in these proxy materials to refer to Team, Inc. We are incorporated in the state of Delaware and our company website can be found at www.teaminc.com. Our stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “TISI”.
ABOUT THE ANNUAL MEETING
Who is soliciting my vote?
The Board of Directors of Team, Inc. (the “Board”) is soliciting your vote in connection with our Annual Meeting.
What is the purpose of the Annual Meeting?
The meeting will be our regular Annual Meeting of Shareholders. You will be voting on the following matters at our Annual Meeting:

1.
Proposal One—Election of three (3) nominees named in the Proxy Statement as Class II directors to serve a three-year term and one (1) nominee named in the Proxy Statement as a Class III director to serve a one-year term;

2.	Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	Proposal Three—Advisory vote on Named Executive Officer compensation;

4.	Proposal Four—Approval of the issuance of shares of our common stock issuable upon the conversion of our 5.00% convertible senior notes;

5.	Proposal Five—Approval of the new Team, Inc. 2018 Equity Incentive Plan; and

6.	Such other business as may properly come before the Annual Meeting, or any adjournment thereof.

How does the Board of Directors recommend I vote?
The Board recommends that you vote your shares as follows:
Proposal One—“FOR” the election of Amerino Gatti, Brian K. Ferraioli and Michael A. Lucas as Class II directors and Craig L. Martin as Class III director;
Proposal Two—“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
Proposal Three—“FOR” the approval, on an advisory basis, of Team, Inc.’s compensation of its Named Executive Officers as disclosed in this Proxy Statement;
Proposal Four—“FOR” the approval of the issuance of shares of our common stock issuable upon the conversion of our 5.00% convertible senior notes; and
Proposal Five—“FOR” the approval of the new Team, Inc. 2018 Equity Incentive Plan.
Who is entitled to vote at the Annual Meeting?
The Board has set Friday, April 3, 2018 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned our Common Stock, par value $0.30 per share (the “Common Stock”), at the close of business on the Record Date may attend and vote at the Annual Meeting. See “How do I vote by proxy?” below for other ways you can vote if you do not plan on attending the Annual Meeting in person.
How many votes can be cast by all shareholders?
Each share of Common Stock is entitled to one vote. There is no cumulative voting. There were 29,987,232 shares of Common Stock outstanding and entitled to vote on the Record Date.
How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and to conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of Common Stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.
How many votes are required to approve each proposal in this Proxy Statement?
Election of Directors. Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting. The Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Principles, which are available on our website at www.teaminc.com.
Appointment of KPMG. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.
Advisory Vote on Named Executive Officers Compensation. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy. A vote on this Proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

Approval of the issuance of shares of our common stock issuable upon the conversion of our 5.00% convertible senior notes. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.
Approval of the new Team, Inc. 2018 Equity Incentive Plan. To be approved, this Proposal requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy.
Other Matters. An affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, is generally required for action of any other matters that may properly come before the Annual Meeting.
How do I vote by proxy?
You can vote your shares by completing and returning the proxy card accompanying this Proxy Statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy. If you vote by Internet or telephone, do not return your proxy card. You may also vote in person by attending the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you submit a proxy using the proxy card with respect to the voting of your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. The Board has designated André C. Bouchard and Jay E. Kilborn to serve as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in “street name” (that is, in the name of or through a broker, bank or other nominee) and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine” except for Proposal Two, to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018. Thus, your broker, bank or other nominee would not be able to vote on such “non-routine” matters. If your shares are held in street name, your broker, bank or other nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.
How are abstentions and broker non-votes counted?
In tabulating the voting result for Proposal One, Two, Three, Four and Five, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, with respect to proposals One, Two, Three, Four and Five, broker non-votes will not affect the outcome, assuming a quorum is obtained. Abstentions are considered voting power present at the meeting and thus will have the same effect as votes AGAINST each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).
Both abstentions and broker non-votes are counted as “present” for purposes of determining the existence of a quorum at the Annual Meeting.
Who pays for the proxy solicitation and how will the Company solicit votes?
We bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees, as well as Innisfree, our proxy solicitor, may solicit proxies by personal interview, telephone, facsimile, or email. Our directors, officers and other employees will not be paid any additional compensation for any such solicitation. Innisfree will be paid approximately $11,000 for their solicitation services. We will request brokers and other nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of these shares. We will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to these beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by providing written notice to our Corporate Secretary at: Team, Inc. Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, specifying such revocation. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL ONE—ELECTION OF DIRECTORS
Nominees for Election
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our Board will consist of not less than five persons, the exact number to be fixed from time to time by the Board. Our directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Class II directors serve for a term expiring at the 2018 Annual Meeting of Shareholders, the Class III directors serve for a term expiring at the 2019 Annual Meeting of Shareholders and the Class I directors serve for a term expiring at the 2020 Annual Meeting of Shareholders. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
At the Annual Meeting, three (3) directors have been nominated for election to serve a three-year term expiring at the annual meeting to be held in 2021 and one (1) director has been nominated for election to serve a one-year term expiring at the annual meeting to be held in 2019. Our Board has nominated the following three persons for election as Class II directors to serve a three-year term expiring on the date of our 2021 Annual Meeting of Shareholders or until their successors are duly elected and qualified:

•	Amerino Gatti;

•	Brian K. Ferraioli; and

•	Michael A. Lucas
Our Board has nominated Craig L. Martin for election as a Class III director to serve a one-year term expiring on the date of our 2019 Annual Meeting of Shareholders or until his successor is duly elected and qualified.
Biographical information about each of the nominees is provided under “The Board of Directors and its Committees,” below.
Vote Required and Board Recommendation
Directors are elected by a majority of the votes cast with respect to such director in uncontested elections, such that a nominee for director will be elected to the Board if the votes cast FOR the nominee’s election exceed the votes cast AGAINST such nominee’s election. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal. Each of the current director nominees has signed a letter of resignation that will be effective if the nominee is not re-elected at the meeting and the Board accepts his or her resignation following the meeting. If a nominee is not re-elected, the Board will decide whether to accept the director’s resignation in accordance with the procedures listed in the Company’s Corporate Governance Principles, which are available on our website at www.teaminc.com.
Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as our Board may recommend. We have no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees named above.

PROPOSAL TWO—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements and the effectiveness of its internal controls over financial reporting for the fiscal year ending December 31, 2018, and the Board has determined that it would be desirable to request that our shareholders ratify such appointment.
KPMG LLP has served as the independent registered public accounting firm of the Company and its subsidiaries since May 2002. KPMG LLP is considered by the Audit Committee and by the management of the Company to be well-qualified. A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions from shareholders.
Shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, our Board has directed that the appointment of KPMG LLP be submitted for shareholder ratification as a matter of good corporate practice. If our shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required and Board Recommendation
The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

PROPOSAL THREE—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are asking you to vote, on an advisory basis, to approve the executive compensation philosophy, policies and procedures described in in the “Compensation Discussion and Analysis” section of our 2018 Proxy Statement, and the compensation of our Named Executive Officers, as disclosed in our 2018 Proxy Statement.
In the section entitled “Compensation Discussion and Analysis,” you will find a description of our executive compensation practices and objectives. Please also refer to the compensation tables and narrative discussion appearing under “Executive Compensation and Other Matters,” which provide detailed information about the compensation of our Named Executive Officers. Our Compensation Committee and Board believe that our compensation practices are effective in achieving our executive compensation objectives and that the compensation of our Named Executive Officers as disclosed in this Proxy Statement reflects and supports the appropriateness of our executive compensation philosophy and practices.
This Proposal Three, commonly known as the “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers described in this Proxy Statement.
Accordingly, we invite you to carefully review the sections in this proxy entitled “Compensation Discussion and Analysis” and “Executive Compensation and Other Matters” and cast a vote to approve the following non-binding resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Vote Required and Board Recommendation
To be approved, Proposal Three requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy.
A vote on this proposal is not binding on the Board or the Company. Although the vote is non-binding, our Compensation Committee will review and consider the voting results when evaluating the compensation program for our Named Executive Officers.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the Company’s compensation of its Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FOUR—APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK ISSUABLE UPON THE CONVERSION OF OUR 5.00% CONVERTIBLE SENIOR NOTES

On July 31 2017, we issued a total of $230 million aggregate principal amount of our 5.00% Convertible Senior Notes due 2023 (the “Notes”) in a private placement. The Notes pay interest semiannually, in arrears, on February 1 and August 1 of each year, beginning on February 1, 2018. The Notes mature on August 1, 2023, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date. The initial conversion rate is 46.0829 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of $21.70 per share of Common Stock, and represents a 40% conversion premium over the July 25, 2017 price of $15.50, which was the last reported sale price of our Common Stock on the NYSE prior to the pricing of the Notes. The initial conversion rate is subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest on the Notes.
The Notes are convertible at the holder’s option at any time prior to the close of business on the business day immediately preceding May 1, 2023, but only under the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on December 31, 2017 (and only during such calendar quarter), if the last reported sale price of our Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our Common Stock and the conversion rate on such trading day;

•	if we call any or all of the Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or;

•	upon the occurrence of specified corporate events described in the indenture governing the Notes.

On or after May 1, 2023 until the close of business on the business day immediately preceding the maturity date, holders may, at their option, convert their Notes at any time, regardless of the above listed circumstances.
We may not redeem the Notes prior to August 5, 2021. At our option, we may redeem for cash all or any portion of the Notes on or after August 5, 2021, if the last reported sale price of our Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
If holders elect to convert the Notes in connection with certain fundamental change transactions described in the indenture, we will, under certain circumstances described in the indenture, increase the conversion rate for the Notes so surrendered for conversion. If we undergo a fundamental change (as defined in the indenture) at any time, subject to certain conditions, holders will have the right, at their option, to require us to repurchase for cash all or part of their Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding the fundamental change repurchase date, subject to the terms of the indenture.
Upon conversion of a Note, we will pay or deliver, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at our election, except that our right to settle our conversion obligation in shares of Common Stock will be limited prior to obtaining shareholder approval of the issuance (as described herein).
If all of the Notes are converted at the initial conversion rate, the number of shares deliverable upon full conversion would exceed the amount we may issue without shareholder approval pursuant to NYSE listing requirements, in which case, absent such shareholder approval, we would be required to deliver to the holders cash in lieu of the shares of Common Stock in excess of such amount that would otherwise be deliverable.
NYSE Stockholder Approval Requirements
Since our Common Stock is listed on the NYSE, we are subject to NYSE rules and regulations. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of Common Stock in any transaction or series of transactions if (i) the shares of Common Stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the Common Stock, or (ii) the number of shares of Common Stock to be issued will upon issuance equal 20% or more of the number of shares of Common Stock outstanding before the issuance of the Common Stock. The Notes are initially convertible into 10,599,067 shares of our Common Stock (approximately 35% of the outstanding shares of our Common Stock), although certain corporate events could increase the conversion rate, which could result in the Notes becoming convertible into a maximum of approximately 14,838,703 shares. In connection with the issuance of the Notes, we agreed to include for a vote by our shareholders at our 2018 Annual Meeting of Shareholders, in accordance with NYSE listing requirements, the approval for the issuance of more than 20% of our Common Stock upon full conversion of the Notes. Absent shareholder approval, the total number of shares deliverable upon conversion of the Notes is limited to approximately 5,964,858 shares. Shareholder approval of this proposal is therefore required to enable us, if we so elect, to satisfy our conversion obligations with respect to the Notes by issuing more than 5,964,858 shares of Common Stock, including settling the conversion obligation entirely in shares.
If the shareholders approve the issuance of more than 20% of our Common Stock upon conversion of the Notes, such conversion may result in additional dilution of the voting power of our existing shareholders. In addition, the conversion of the Notes may impact trading patterns and adversely affect the market price of our Common Stock. If significant quantities of our Common Stock that are issued upon conversion of the Notes are sold (or if it is perceived that they may be sold) in the public market, the trading price of our Common Stock could be adversely affected. If our shareholders do not grant approval, then (i) the Notes will remain outstanding in accordance with their terms and the terms of the indenture, and (ii) we will be required to pay a cash amount to the holders of the Notes for any Notes that are converted and would otherwise permit us to issue or deliver more than approximately 5,964,858 shares of our Common Stock. Absent such shareholder approval, the Board of Directors believes that any required cash settlement of our conversion obligations limits our financial flexibility and, depending on the circumstances, could adversely impact our liquidity position and financial condition. Additionally, absent shareholder approval, for financial reporting purposes, we will be required to continue to account for a portion of the conversion feature of the Notes as an embedded derivative liability in accordance with generally accepted accounting principles in the United States, with changes in fair value reflected as gains or losses in our results of operations (as discussed further in Note 9 to our consolidated financial statements included in our 2017 Annual Report on Form 10‑K). These changes in fair value could materially and adversely affect our reported net income (loss) and increase the volatility of our financial results from period to period. Subject to certain conditions, if shareholder approval is obtained, the recognition of these gains and losses will cease prospectively from the date of such approval.
The Notes were issued pursuant to an Indenture, dated as of July 31, 2017, between the Company and Branch Banking and Trust Company, as trustee. Shareholders desiring a more complete understanding of the terms of the Notes are urged to read the Indenture, which was included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 31, 2017.
Vote Required and Board Recommendation
Approval of the issuance of shares of our Common Stock issuable upon conversion of our 5.00% Convertible Senior Notes requires the affirmative vote of the holders of a majority the shares of our Common Stock present or represented by proxy and entitled to vote at the Annual Meeting

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to approve the issuance of shares of our common stock issuable upon conversion of our 5.00% convertible senior notes as described in this Proxy Statement.

PROPOSAL FIVE—APPROVAL OF THE NEW TEAM, INC. 2018 EQUITY INCENTIVE PLAN

The Board unanimously recommends that stockholders vote FOR approval of the new Team, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). Capitalized terms used but not defined in this Proposal Five have the same meaning as in the 2018 Plan, a copy of which can be referred to in Appendix A to this Proxy Statement.
Our shareholders approved the Team Inc. 2016 Equity Incentive Plan (the “2016 Plan”) at the Company’s Annual Meeting of Shareholders in 2016. Currently under the 2016 Plan, the number of shares of Common Stock authorized for issuance is 2,000,000 shares. As of March 22, 2018, 478,854 shares remain available for issuance under the 2016 Plan. The Compensation Committee of the Board of Directors and the Board itself considers this number to be inadequate to achieve the stated purpose of the 2016 Plan in the future; namely, to promote the long-term financial interests of the Company by: (i) encouraging directors, officers and employees of the Company to acquire an ownership position in the Company; (ii) enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability; and (iii) providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders. As a result, the Company has decided to adopt the 2018 Plan. It is anticipated that the additional 450,000 shares proposed to be authorized under the 2018 Plan will be sufficient for the Company’s anticipated award grants over the near term.
The Company’s intention is to maintain its long term incentive award program for employees in a manner consistent with the past several years. As a result, we do not anticipate a significant change in our average annual “burn rate,” with consideration for adjustments for changes in the fair market value of our stock and to exclude initial equity awards that may be associated with new employees joining the Company. Our three year average annual burn rate (calculated as the number of shares granted each fiscal year, including stock options, restricted stock units and performance shares delivered under the 2016 Plan and its predecessor plans, to employees and directors divided by the weighted average common shares outstanding) is less than 2%.
The Board believes that the adoption of the 2018 Plan is in the best interests of the Company. The Board believes that the ability to grant shares of equity compensation under the 2018 Plan’s terms will strengthen the Company’s ability to attract and retain individuals with the desired training, experience and expertise as key employees in a highly competitive labor market. The Board also believes that this increase will allow the Company to continue to furnish incentives to key individuals to promote the Company’s financial success and be motivated to increase shareholder value.
Existing awards under the 2016 Plan will remain in full force and effect in accordance with the plan’s terms. No new awards will be made under the 2016 Plan after approval of the 2018 Plan by shareholders.
2018 Plan
Set forth below is a summary of the material terms of the 2018 Plan. This summary is qualified in its entirety by reference to the full text of the 2018 Plan, which can be referred to in Appendix A to this Proxy Statement.
Number of Shares Subject to the 2018 Plan and Award Limits. The aggregate maximum number of shares of common stock that may be issued under the 2018 Plan is the sum of (i) 450,000 shares, (ii) the number of shares otherwise available for grant under the 2016 Plan and (iii) the number of shares subject to outstanding awards under specified prior plans that may become available for reissuance in certain circumstances. Shares withheld or tendered to pay the exercise price of an Option or other purchase price of an award or withholding tax obligations shall not be made available for reissuance.
The maximum number of shares of common stock that may be subject to Options, Restricted Stock Awards, Restricted Stock Units, Performance Units and Performance Awards denominated in shares of common stock granted to any one individual during any calendar year may not exceed 750,000 shares of common stock for employees and 250,000 shares for non-employee directors. The maximum amount of compensation that may be paid under all Performance Awards under the 2018 Plan that are denominated in cash (including the fair market value of any shares of common stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $2,500,000, and any payment due with respect to a Performance Award will be paid no later than ten years after the date of grant of such Performance Award. The share limitations described in the preceding sentences may be adjusted upon a reorganization, stock split, recapitalization or other change in our capital structure.
Administration. The 2018 Plan will be administered by a committee, or the Committee, of, and appointed by, the Board that will be comprised solely of two or more non-employee directors who also qualify as “non-employee directors” as defined in SEC Rule 16b-3). The Board has appointed the Compensation Committee initially to administer the 2018 Plan.
The Compensation Committee will have full authority, subject to the terms of the 2018 Plan, to establish rules and regulations for the proper administration of the 2018 Plan, to select the employees and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms of the awards. When granting awards, the Compensation Committee will consider such factors as an individual’s duties and present and potential contributions to our success and such other factors as the Compensation Committee may in its discretion deem relevant.

Eligibility. All directors of Team and all employees of Team and its affiliates are eligible to participate in the 2018 Plan. The selection of those employees and directors, from among those eligible, who will receive Incentive Stock Options, Non-statutory Stock Options, Restricted Stock Awards, Performance Awards, Performance Unit Awards, Stock Appreciation Rights, Restricted Stock Units, Phantom Stock Awards or any combination thereof is within the discretion of the Compensation Committee. However, Incentive Stock Options may be granted only to employees of Team and its subsidiary corporations (as defined in Section 424 of the Code). As of April 1, 2018, approximately 250 individuals were potentially eligible to participate in the 2018 Plan.
Term of 2018 Plan. The 2018 Plan was adopted by the Board on March 21, 2018 and will be effective on the date its adoption is approved by our stockholders. No further awards may be granted under the 2018 Plan after May 17, 2028, which is ten years after the 2018 Plan’s effective date, and the 2018 Plan will terminate thereafter once all awards have been satisfied, exercised or expire. The Board in its discretion may terminate the 2018 Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted.
Stock Options
Term of Option. The term of each Option will be as specified by the Compensation Committee at the date of grant (but not more than ten years). The effect of the termination of an optionee’s employment or membership on the Board will be specified in the Option award agreement that evidences each Option grant.
Option Price and Restrictions on Repricing. The Option price will be determined by the Compensation Committee and will be no less than the fair market value of the shares on the date that the Option is granted. Except for adjustments for certain changes in the common stock, the Compensation Committee may not, without the approval of our stockholders, amend any outstanding Option award agreement that evidences an Option grant to lower the Option exercise price or to cancel, exchange, substitute, buyout or surrender outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.
Special Rules for Incentive Stock Options for Certain Stockholders. If an Incentive Stock Option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of Team or a subsidiary, then the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.
Size of Grant. Subject to the limitations described above under the section “Shares Subject to the Plan; Award Limits; Grant of Awards,” the number of shares for which an Option is granted to an employee or director will be determined by the Compensation Committee.
Status of Options. The status of each Option granted to an employee as either an Incentive Stock Option or a Non-statutory Stock Option will be designated by the Compensation Committee at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which Incentive Stock Options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be Non-statutory Stock Options. All options granted to non-employee directors, if any, will be Non-statutory Stock Options.
Payment. The Option price upon exercise may, at the discretion of the Compensation Committee, be paid by an optionee in cash, other shares of common stock owned by the optionee or by a combination of cash and common stock. Additionally, Stock Appreciation Rights, as described further below under the section “Stock Appreciation Rights,” may be granted to optionees in conjunction with Options granted under the 2018 Plan. The 2018 Plan also allows the Compensation Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an Option.

Option Award Agreement. All Options will be evidenced by a written agreement containing provisions consistent with the 2018 Plan. The agreements will include details about the effect of termination of employment on the exercisability of the Option, any vesting or performance periods applicable to the Option and such other provisions as the Compensation Committee deems appropriate. The Compensation Committee generally has the discretion to amend outstanding Option award agreements.
Transferability. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the employee’s lifetime only by the employee or his or her guardian or legal representative. A Non-statutory Stock Option is not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or with the consent of the Compensation Committee.

Restricted Stock Awards
Transfer Restrictions and Forfeiture Obligations. Pursuant to a Restricted Stock Award, shares of common stock will be issued or delivered to the employee or director at the time the award is made without any payment to us (other than for any payment amount determined by the Compensation Committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares as may be determined in the discretion of the Compensation Committee. The Compensation Committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on:

•
 the attainment of one or more performance measures established by the Compensation Committee that are based on the following criteria: (1) revenue and income measures (which include revenue, return or revenue growth, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), achievement of profit, economic value added (“EVA”), and price per share of Common Stock); (2) expense measures (which include costs of goods sold, selling, loss or expense ratio, general and administrative expenses and overhead costs); (3) operating measures (which include productivity, operating income, operating earnings, cash flow, funds from operations, cash from operations, after-tax operating income, market share, expenses, margins, operating efficiency); cash flow measures (which include net cash flow from operating activities and net cash flow before financing activities) and sales measures (which include customer satisfaction, sales of services, and sales production); (4) liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow); (5) leverage measures (which include debt reduction, debt-to-equity ratio and net debt); (6) market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures); (7) return measures (which include book value, book value per share, return on capital, return on net assets, return on stockholders’ equity; return on assets; stockholder returns, and which may be risk-adjusted); (8) corporate value and sustainability measures which may be objectively determined (which include compliance, safety, environmental and personnel matters); (9) other measures such as those relating to acquisitions or dispositions (which include proceeds from dispositions); (10) such other measures as determined by the Committee in its discretion; or (11) a combination of two or more of any of the foregoing;

•	the holder’s continued employment or continued service as a director with Team and its affiliates for a specified period;

•	the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion; or

•	a combination of any of the foregoing factors.

Additionally, the above-described performance measures may be made subject to adjustment by the Compensation Committee for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indices, and may be contingent upon our future performance. Upon the issuance of shares of common stock pursuant to a Restricted Stock Award, except for the foregoing restrictions and unless otherwise provided in the award agreement, the recipient of the award will have all the rights of our stockholders with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however that (1) until all forfeiture restrictions have expired, the award recipient will not be entitled to delivery of a stock certificate, we will retain custody of the stock and the award recipient may not sell, transfer, pledge, exchange or otherwise dispose of the stock, and (2) a breach of the terms and conditions established by the Compensation Committee and set forth in an award agreement will cause forfeiture of the Restricted Stock Award. At the time of such award, the Compensation Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of the termination of employment or service as a director of a recipient of a Restricted Stock Award (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.
The 2018 Plan also permits grants of Restricted Stock Awards to be made to non-employee directors. These awards will be made as part of a director’s annual board fees.
Accelerated Vesting. The Compensation Committee may, in its discretion, fully vest any outstanding Restricted Stock Award as of a date determined by the Compensation Committee.
Other Terms and Conditions. The Compensation Committee may establish other terms and conditions for the issuance of Restricted Stock Awards under the 2018 Plan.
Phantom Stock Awards
General. Phantom Stock Awards under the 2018 Plan are awards of rights to receive common stock (or the fair market value thereof), or rights to receive amounts equal to share appreciation over a specific period of time.
Forfeiture Obligations and Termination of Award. Phantom Stock Awards vest over a period of time established by the Compensation Committee, with or without satisfaction of any performance criteria or objectives, as determined by the Compensation

Committee in its sole discretion. The Compensation Committee may, in its discretion, require payment or other conditions on the recipient of a Phantom Stock Award, including imposition of any forfeiture restrictions. A Phantom Stock Award will terminate if the recipient’s employment or service as a director of Team or its affiliates terminates during the applicable vesting period, except as otherwise determined by the Compensation Committee.
Payment. Payment of a Phantom Stock Award may be made in cash, common stock or a combination thereof, as determined by the Compensation Committee. Payment may be made in a lump sum or in installments, as prescribed by the Compensation Committee. Any payment to be made in cash will be based on the fair market value of the common stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to the Phantom Stock Award, as determined by the Compensation Committee.
Other Terms and Conditions. The Compensation Committee may establish other terms and conditions for Phantom Stock Awards under the 2018 Plan, which will be set forth in an award agreement.
Stock Appreciation Rights
Exercise and Payment. A Stock Appreciation Right award will entitle the holder of the award to receive, upon the exercise of the Stock Appreciation Right, shares of common stock (valued based on the fair market value at the time of exercise), cash or a combination thereof, in the Compensation Committee’s discretion, in an amount equal to the excess of the fair market value of the common stock subject to the Stock Appreciation Right as of the date of the exercise over the purchase price of the Stock Appreciation Right. If granted in tandem with an Option, the exercise of a Stock Appreciation Right will result in the surrender of the related Option, and unless otherwise provided by the Compensation Committee, the exercise of an Option will result in the surrender of a related Stock Appreciation Right, if any. Further, if a Stock Appreciation Right is not granted in tandem with an Option, subject to certain adjustments for recapitalizations and reorganization events, the exercise price of the Stock Appreciation Right will not be less than the fair market value of a share of common stock on the date the Stock Appreciation Right is granted.
Term of Stock Appreciation Right. The Compensation Committee may establish the term of a Stock Appreciation Right, but in no event may a Stock Appreciation Right be exercisable after ten years from the date of grant. If granted in tandem with an Option, a Stock Appreciation Right will expire no later than the related Option’s expiration date. If neither the Stock Appreciation Right nor the related Option is exercised before the end of the day on which the right ceases to be exercisable, the right will be deemed to have been exercised as of that date, and payment will be made to the holder in cash.
Repricing Restrictions. Except for adjustments for certain changes in the common stock, the Compensation Committee may not, without the approval of our stockholders, amend any outstanding Stock Appreciation Right award agreement that evidences a Stock Appreciation Right grant to lower the Stock Appreciation Right exercise price or to cancel, exchange, substitute, buyout or surrender outstanding Stock Appreciation Rights in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Right.
Other Terms and Conditions. The Compensation Committee may establish other terms and conditions for Stock Appreciation Rights under the 2018 Plan, which will be set forth in an award agreement.
Restricted Stock Units
Forfeiture Provisions and Accelerated Vesting. The Compensation Committee will determine the minimum vesting or performance period applicable to an award of Restricted Stock Units. If a recipient’s employment or service with Team and its affiliates terminates for any reason other than death or “disability” (as that terms is defined under our long term disability plan) during a performance period or prior to the delivery date for deferred Restricted Stock Units, the units will be forfeited on the date the recipient’s employment or service with Team and its affiliates terminates. A recipient of a Stock Unit whose employment or service with Team and its affiliates terminates because of death or “disability” prior to the delivery date for the Restricted Stock Units will be entitled to the full value of the earned Restricted Stock Units at the end of the performance period or deferred delivery date, as applicable. Further, the Compensation Committee generally may, in its discretion, determine that a Restricted Stock Unit holder will be entitled to receive all or any portion of the Restricted Stock Units that he would otherwise receive, accelerate the determination and payment of the shares or units or make other adjustments as it deems appropriate.
Terms and Conditions. For each Stock Unit holder, the Committee will determine the timing of awards, the number of Restricted Stock Units awarded, the value of Restricted Stock Units, any performance measures used for determining whether Restricted Stock Units are earned, the number of earned Restricted Stock Units that will be paid in cash and/or shares of common stock, whether and when any dividend equivalents are to be paid on Restricted Stock Units and any additional terms the Compensation Committee deems appropriate. The terms and conditions of a Stock Unit grant will be set forth in an award agreement.
Payment. Payment for Restricted Stock Units earned may be made in cash, common stock or in some combination thereof, and as a lump sum payment or in installments, as determined by the Compensation Committee. For Restricted Stock Units payable in shares of common stock, one share of common stock will be paid for each share earned, or cash will be paid for each share earned equal to either (1) the fair market value of a share of common stock at the delivery date or (2) the fair market value of a share of common stock averaged for a number of days determined by the Committee.
Performance Unit Awards
Forfeiture Provisions and Accelerated Vesting. The Compensation Committee will determine the minimum vesting or performance period applicable to an award of Performance Units. If a recipient’s employment or service with Team and its affiliates terminates for any reason other than death or “disability” (as that terms is defined under our long term disability plan) during a performance period, the units will be forfeited on the date the recipient’s employment or service with Team and its affiliates terminates. A recipient of a Performance Unit whose employment or service with Team and its affiliates terminates because of death or “disability” prior to the delivery date for the Performance Units will be entitled to the full value of the earned Performance Units at the end of the performance period or deferred delivery date, as applicable. Further, the Compensation Committee generally may, in its discretion, determine that a Performance Unit holder will be entitled to receive all or any portion of the Performance Units that he would otherwise receive, accelerate the determination and payment of the shares or units or make other adjustments as it deems appropriate.
Terms and Conditions. Performance Units have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion, and are settled in either cash or shares of common stock based on the attainment of designated performance goals. The Committee shall set the performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of value of the Performance Units upon settlement. The Committee will determine the timing of awards, the number of Performance Units awarded, the value of the Performance Units, any performance measures used for determining whether Performance Units are earned, the number of earned Performance Units that will be paid in cash and/or shares of common stock, whether and when any dividend equivalents are to be paid on Performance Units and any additional terms the Compensation Committee deems appropriate. The terms and conditions of a Performance Unit grant will be set forth in an award agreement.
Payment. Payment for Performance Units earned may be made in cash, common stock or in some combination thereof, and as a lump sum payment or in installments, as determined by the Compensation Committee. For Performance Units payable in shares of common stock, one share of common stock will be paid for each share earned, or cash will be paid for each share earned equal to either (1) the fair market value of a share of common stock at the delivery date or (2) the fair market value of a share of common stock averaged for a number of days determined by the Committee.
Performance Awards
Performance Period. The Compensation Committee may, in its sole discretion, grant Performance Awards (which may include, for example, Restricted Stock Awards, Restricted Stock Units, Phantom Stock Awards, Options, and/or Stock Appreciation Rights) under the 2018 Plan that may be paid in cash, common stock or a combination thereof as determined by the Compensation Committee. At the time of the grant, the Compensation Committee will establish the maximum number of shares of common stock subject to, or the maximum value of, each Performance Award and the performance period over which the performance applicable to the award will be measured. A Performance Award will terminate if the recipient’s employment or service as a director of ours terminates during the applicable performance period, except as otherwise determined by the Compensation Committee.
Performance Awards will be granted by the Compensation Committee no later than ninety days following the commencement of the performance period, will designate, in writing, the performance goals applicable to the performance period, and establish the performance measures and amounts of awards, as applicable, which may be earned for the performance period. Following the completion of the performance period, the Compensation Committee must certify in writing whether the applicable performance goals have been achieved for the performance period, and no award or portion of an award will be considered earned or vested until the Compensation Committee certifies in writing that the conditions to which the distribution, earning or vesting of such award is subject have been achieved.
Performance Measures. The receipt of cash or common stock pursuant to a Performance Award will be contingent upon satisfaction by Team, or any affiliate, division or department thereof, of performance goals established by the Compensation Committee. The performance goals may be made subject to adjustment for specified significant extraordinary items or events and may be absolute, relative to one or more other companies, or relative to one or more indices and may be contingent upon future performance of Team or any affiliate, division or department thereof. The performance goals may be based upon any of the following criteria: (1) revenue and income measures (which include revenue, return or revenue growth, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), achievement of profit, economic value added (“EVA”), and price per share of Common Stock); (2) expense measures (which include costs of goods sold, selling, loss or expense ratio, general and administrative expenses and overhead costs); (3) operating measures (which include productivity, operating income, operating earnings, cash flow, funds from operations, cash from operations, after-tax operating income, market share, expenses, margins, operating efficiency); cash flow measures (which include net cash flow from operating activities and net cash flow before financing activities) and sales measures (which include customer satisfaction, sales of services, and sales production); (4) liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow); (5) leverage measures (which include debt reduction, debt-to-equity ratio and net debt); (6) market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures); (7) return measures (which include book value, book value per share, return on capital, return on net assets, return on stockholders’ equity; return on assets; stockholder returns, and which may be risk-adjusted); (8) corporate value and sustainability measures which may be objectively determined (which include compliance, safety, environmental and personnel matters); (9) other measures such as those relating to acquisitions or dispositions (which include proceeds from dispositions); (10) such other measures as determined by the Committee in its discretion; or (11) a combination of two or more of any of the foregoing.
The Compensation Committee may, in its sole discretion, provide for an adjustable Performance Award value based upon the level of achievement of performance measures and/or provide for a reduction in the value of a Performance Award during the performance period. The Compensation Committee may, in determining attainment of the performance goals, disregard or offset the effect of “extraordinary items,” including, for example, restructuring or restructuring-related changes, gains or losses on the disposition of a business or major asset, resolution and/or settlement of litigation and other legal proceedings, or the effect of a merger or acquisition. The Compensation Committee may not increase during a year the amount of a Performance Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in an award agreement. Additionally, in the event of a Corporate Change (as defined below), all unvested Performance Awards will become immediately vested.
Payment. Following the end of the performance period, the Compensation Committee will determine and certify in writing the amount payable to the holder of the Performance Award, not to exceed the maximum number of shares of common stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period. Payment may be made in a lump sum in cash, common stock or a combination thereof, as determined by the Compensation Committee and must be made no later than two and one-half months after the end of the performance period. If a Performance Award covering shares of common stock is to be paid in cash, then such payment will be based on the fair market value of the common stock on the payment date.
A holder of a Performance Award will not be paid any dividends or other distributions with respect to that award until the holder becomes vested in the shares covered by the award; upon vesting, the holder will receive a cash payment equal to the aggregate cash dividends (without interest) (other than distribution in shares) and the number of shares equal to any stock dividends that the holder would have received if he had owned all of the shares that vested for the period beginning on the date of the award and ending on the date of vesting or payment. No dividends will be paid for any Performance Awards forfeited.
Other Terms and Conditions. The Compensation Committee may establish other terms and conditions for Performance Awards under the 2018 Plan, which will be set forth in an award agreement.

Recapitalization, Reorganization and Other Adjustments
Adjustment upon a Change in Capitalization. If we effect a subdivision or consolidation of our shares of common stock or the payment of a stock dividend on its common stock without receiving any consideration, or a Capitalization Event, the number of shares of common stock for an un-expired award will be adjusted accordingly. If the Capitalization Event increases the number of outstanding shares, the number of shares of common stock for the un-expired award will be increased proportionately, and the purchase price per share will be reduced proportionately. Similarly, if the Capitalization Event decreases the number of outstanding shares, the number of shares of common stock for the un-expired award will be decreased proportionately, and the purchase price per share will be increased proportionately. In the event we recapitalize, reclassify our capital stock or otherwise changes its capital structure, or a Recapitalization, the number and class of shares of common stock under an un-expired award will also be adjusted appropriately to account for the Recapitalization.
Adjustment upon a Corporate Change. The 2018 Plan provides that, if a Corporate Change (as defined below) occurs, no later than (1) ten days after approval of the merger, consolidation, reorganization, sale lease or exchange of assets or such election of directors by our stockholders or (2) within thirty days after a person or entity (including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires or gains ownership or control of 50% or more of the combined voting power of the outstanding securities of (a) ours, if we have not engaged in a merger of consolidation or (b) the resulting entity, if we have engaged in a merger or consolidation, the Compensation Committee may, acting in its sole discretion, effect one of the following alternatives (which may vary among individual participants and vary among Options held by any individual participant):

•
accelerate the time at which Options outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date, after which the specified date all unexercised Options and all rights of participants will terminate;

•
require the mandatory surrender by selected participants of some or all of the outstanding Options held by those participants as of a date specified by the Compensation Committee, in which event the Compensation Committee will thereupon cancel the Options and each participant will be paid an amount of cash per share equal to the excess, if any, of a determined “change in control value” (as such term is defined in the 2018 Plan) of the shares subject to the Option over the exercise price under the Options for those shares; or

•
make such adjustments to the Options then outstanding as the Compensation Committee deems appropriate to reflect the Corporate Change (or no adjustment if the Compensation Committee determines that no adjustment is necessary), including, without limitation, adjusting an Option to provide that the number and class of shares of common stock covered by the Option will be adjusted so that the Option will thereafter cover securities of the surviving or acquiring corporation or other property (such as cash) as determined by the Compensation Committee in its sole discretion.

The 2018 Plan provides that a Corporate Change includes:

•
a merger with another entity, a consolidation involving us or the sale of all or substantially all of our assets or equity interests to another entity if, in any such case, (1) our holders of equity securities immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to 51% or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned our equity securities immediately prior to such event or (2) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the Board of the resulting entity immediately after such event;

•
a circumstance where any person or entity (including a “group” as contemplated by Section 13(d)(3) of the Exchange Act) acquires or gains ownership or control (including, without limitation, power to vote) of 50% or more of the combined voting power of the outstanding securities of (1) ours, if we have not engaged in a merger or consolidation, or (2) the resulting entity, if we have engaged in a merger or consolidation; or

•
circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election will cease to constitute a majority of the Board.

Other Adjustments. In the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted, the award (and any agreement evidencing the award) will be subject to adjustment by the Compensation Committee in its discretion, including the number and price of shares of common stock or other consideration subject to the award. In the event of such a change in the outstanding common stock or distribution to the holders of common stock, or upon other recapitalization or reorganization events as described in the 2018 Plan, the aggregate number of shares available under the 2018 Plan and the maximum number of shares that may be subject to awards granted to any one individual may be appropriately adjusted to the extent determined necessary by the Compensation Committee. In the event of a Corporate Change, the Compensation Committee may, in its discretion, require the mandatory surrender by certain selected participants of some or all of the outstanding Awards as of a date, before or after the Corporate Change, specified by the Compensation Committee, in which case the Compensation Committee will cancel those awards, and we will pay (or cause to be paid) to each participant an amount of cash equal to the maximum value of any Performance Units or Performance Awards, with the amount of payment pro-rated to the extent the performance or vesting period has not been completed.
Amendments. The Board may from time to time amend the 2018 Plan; however, any change that would impair the rights of a participant with respect to an award theretofore granted will require the participant’s consent. Further, without the prior approval of our stockholders, the Board may not amend the 2018 Plan to change the class of eligible individuals, increase the maximum aggregate number of shares of common stock that may be issued under the 2018 Plan, or amend or delete the provisions of the 2018 Plan that prevent the Compensation Committee from amending any outstanding option award to lower the option exercise price and to cancel, exchange, substitute, buy out or surrender outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.
United States Federal Income Tax Aspects of the 2018 Plan
Incentive Stock Options. Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised, collectively, the holding period. In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.
Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.
Non-statutory Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-statutory Stock Option such as those under the 2018 Plan (whether or not including a Stock Appreciation Right), and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-statutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a Stock Appreciation Right, if the optionee receives the appreciation in the Stock Appreciation Right, the cash is compensation income taxable to the optionee; if the optionee receives the appreciation in the form of stock, the difference between the fair market value of the stock and any amount paid by the optionee for the stock is taxable to the optionee. Upon the exercise of a Non-statutory Stock Option or a Stock Appreciation Right, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.
Upon a subsequent disposition of the shares received upon exercise of a Non-statutory Stock Option or a Stock Appreciation Right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option or a Stock Appreciation Right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act, is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a Non-statutory Stock Option or Stock Appreciation Right.
Restricted Stock and Restricted Stock Units. The recipient of a Restricted Stock Award or Restricted Stock Units will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time over the amount, if any, paid for the shares, and subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (1) subject to Section 162(m) of the Code, we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us and (3) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made no later than thirty days after the grant of the Restricted Stock Award and is irrevocable.
Performance Units Awards, Performance Awards and Phantom Stock Awards. An individual who has been granted a Performance Unit Award, a Performance Award or a Phantom Stock Award generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. Whether a Performance Unit Award, a Performance Award or a Phantom Stock Award is paid in cash or shares of common stock, the individual will have taxable compensation, and subject to the application of Section 162(m) of the Code as discussed below, we will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Unit Award, Performance Award or the Phantom Stock Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award or a Phantom Stock Award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by us.
Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer, chief financial officer or any of its three other highest paid officers.
Section 409A of the Code. Section 409A of the Code generally provides that any non-qualified deferred compensation arrangement which does not meet specific requirements regarding (1) timing of payouts, (2) advance election of deferrals or

(3) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the holder of the deferred compensation and the imposition of a 20% penalty on the holder on such deferred amounts included in the holder’s income. In general, to avoid a violation of Section 409A of the Code, nonqualified deferred compensation amounts may only be paid out on a separation from service, disability, death, change-in-control, an unforeseen emergency (other than death) or a specified time (all as defined under Section 409A of the Code). Furthermore, an election to defer compensation must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and the imposition of the excise tax. It is our intention that no award under the 2018 Plan be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Compensation Committee determines otherwise. The terms and conditions governing any awards that the Compensation Committee determines will be subject to Section 409A of the Code will be set forth in an award agreement that will be drafted with the intent to comply with Section 409A of the Code.
The 2018 Plan is not qualified under Section 401(a) of the Code.
The comments set forth in the above paragraphs are only a summary of certain of the United States federal income tax consequences relating to the 2018 Plan. No consideration has been given to the effects of state, local or other tax laws on the 2018 Plan or award recipients.
Inapplicability of ERISA
Based upon current law and published interpretations, we do not believe that the 2018 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Required Vote
Approval of the new 2018 Equity Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to a vote at the Annual Meeting.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the new 2018 Equity Incentive Plan as disclosed in this Proxy Statement.

CORPORATE GOVERNANCE
Corporate Governance Principles and Materials
We are committed to the enhancement of long-term shareholder value with the highest standards of integrity and ethics. Our Board has adopted a set of Corporate Governance Principles that, along with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”), provide an effective corporate governance framework for Team that reflects our core values and provides the foundation for our governance. In support of our Corporate Governance Principles, our Board has adopted charters for each of the committees of the Board, a Code of Ethical Conduct for all of our directors, officers and employees and a Corporate Social Responsibility Policy. We believe that we have established procedures and have practices in place which are designed to enhance and protect the interests of our shareholders.
The following corporate governance materials are available and can be viewed and downloaded from our website at www.teaminc.com on the “Investors” page under “Corporate Governance”:

(i)	the Company’s Corporate Governance Principles;

(ii)	charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Corporate Governance and Nominating Committee;

(iii)	the Company’s Code of Ethical Conduct; and

(iv)	the Company’s Corporate Social Responsibility Policy.
A copy of these materials is available to shareholders free of charge upon written request to the Company’s Secretary at: Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478. We intend to disclose future amendments to, or waivers of, our Code of Ethical Conduct at the same location on our website identified above.
Settlement Agreement with Engine Capital
On February 8, 2018, we entered into an agreement (the “Settlement Agreement”) with Engine Capital, L.P. and certain related investors (collectively, “Engine Capital”). Pursuant to the Settlement Agreement, the Company increased the size of the Board from 7 to 9 directors and appointed Craig L. Martin to fill one of the newly created directorships. Separately, the Board appointed Brian K. Ferraioli to fill the remaining Board position. Each of Mr. Ferraioli and Mr. Martin are serving an initial term expiring at the Company’s 2018 Annual Meeting of Shareholders, and are included in Proposal One of this Proxy Statement for re-election at the 2018 Annual Meeting of Shareholders.
Pursuant to the Settlement Agreement, Engine Capital will also be permitted to name one Board observer, who will be permitted to attend meetings of the Board for a period of time beginning after the 2018 Annual Meeting of Shareholders. Pursuant to the Settlement Agreement, Engine Capital agreed not to nominate any director candidates to stand for election at the Company’s 2018 Annual Meeting. In addition, the Settlement Agreement provides that, at the 2018 Annual Meeting of Shareholders and at any meeting of the Company’s shareholders held prior to the expiration of the Standstill Period (as defined below), Engine Capital will vote all of its shares of Company common stock in favor of the election of directors nominated by the Board and otherwise in accordance with the Board’s recommendation, subject to certain exceptions for other extraordinary transactions and certain matters with a contrary recommendation from Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC.
The Settlement Agreement includes certain restrictions applicable from February 8, 2018 until the date that is the earlier of (1) 20 calendar days prior to the deadline for the submission of stockholder nominations of directors for the 2019 Annual Meeting of Shareholders pursuant to the Company’s bylaws and (2) 100 days prior to the first anniversary of the 2018 Annual Meeting of Shareholders (the “Standstill Period”). During the Standstill Period, Engine Capital is, among other things, restricted from engaging in any solicitation of proxies or written consents with respect to the election or removal of directors or, with certain exceptions, any other matter or proposal, acquiring any assets of the Company or acquiring any voting stock that would result in Engine Capital having beneficial ownership of more than 9.9% of the Company’s outstanding voting stock.
The Settlement Agreement was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 9, 2018. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text thereof.

Director Independence
Our Board believes that the interests of our shareholders are best served by having a predominate number of objective, independent representatives on the Board. Consistent with the rules of the NYSE, our Corporate Governance Principles require that a majority of our Board be composed of independent directors. A director will be considered “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Team that may impair, or appear to impair, the director’s ability to make independent judgments.
On an annual basis each member of our Board and each executive officer is required to complete a directors’ and officers’ questionnaire that includes disclosure of any transactions with the Company in which the member of the Board or executive officer, or any member of his immediate family, has a direct or indirect material interest. In addition, each member of the Board conducts an annual self-evaluation with respect to the Board and any committees on which the member serves.
The Board has evaluated all relationships between each of our directors and director nominees and has determined that, except for Mr. Gatti, all of our directors are “independent” as that term is defined in the applicable rules of the NYSE and consistent with our Corporate Governance Principles. In making this determination, the Board considered any transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons,” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. Mr Gatti, our CEO, is currently an employee of the Company and is not an “independent” director. Mr. Yesavage served as the Company’s Interim CEO from September 18, 2017 to January 24, 2018. With respect to Mr. Yesavage, the Board concluded that his prior employment as the Company’s Interim CEO does not disqualify him from being considered independent following such employment, consistent with NYSE rules on director independence. Mr. Davis served as Interim Executive Chairman of the Board of Furmanite Corporation (“Furmanite”), from August 3, 2015 through February 29, 2016, and as Interim President and CEO from November 1, 2015 through February 29, 2016 in connection with completion of the merger with Furmanite on February 29, 2016 (the “Merger”). Mr Davis had no relationship, prior to his appointment as a Director of the Company, with the Company or our senior management other than in connection with the Merger. The Board determined that Mr. Davis’s former interim officer position with Furmanite did not impede his exercise of independent judgment. With the exception of Messrs. Gatti, Yesavage and Davis, no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates. No arrangement or understanding exists between any director or executive officer of the Company and any other person pursuant to which any of them were selected as a director or executive officer, except that (i) Mr. Davis was appointed as a director of Team in connection with the Merger pursuant to the Merger Agreement and (ii) Messrs. Ferraioli and Martin were appointed as directors of Team in connection with the Settlement Agreement with Engine Capital discussed above. There are no family relationships between any nominees, directors and senior executive officers of the Company.
Our Audit, Compensation, and Corporate Governance and Nominating Committees are each composed entirely of independent directors. In addition, our Board provides for regularly scheduled meetings of the independent directors. During 2017, the independent directors met as a group eight (8) times. These meetings were conducted, without any member of management or other employees of Team present, to discuss matters related to the oversight and governance of Team, compliance with NYSE and SEC rules and the performance of our senior executives.
Our Board will continue to monitor the standards for director independence established under applicable law and the NYSE listing requirements and will ensure that our Corporate Governance Principles remain consistent with those standards.
Leadership Structure
Our Bylaws provide that the Board should have the flexibility to determine the appropriate leadership of the Board, and whether the roles of Chairman and CEO should be combined or separate. Our Board has determined that the leadership structure of our Board should include either an independent non-executive chairman of the Board or a lead director who satisfies our standards for independence. Following our 2017 Annual Meeting, the Board appointed Mr. Waters to serve as our independent Chairman. We believe our current structure, with an independent Chairman of the Board, CEO and independent directors as chairs and members of each committee, serves the best interests of the Company and its shareholders. The Board believes that Mr. Waters, our Chairman, and Mr. Gatti, our CEO, with their industry expertise, financial expertise and in-depth knowledge of Team and its business, have been the correct persons to fill the roles of Chairman and CEO, respectively.
Previously, our Board designated the position of Lead Director in order to clarify and centralize the work of the independent directors when the Chairman was not independent. To further clarify the role of the independent directors in the governance of the Company, our Board established duties and responsibilities for the position of Lead Director or independent non-executive Chairman. Mr. Waters was appointed to this position by the independent directors and served as our Lead Director from June 2007 until his appointment to Chairman in May 2017. The Lead Director, or independent non-executive Chairman, responsibilities include:

(i)
presides at all meetings of the Board (if serving as Lead Director, at which the Chairman is not present), including executive sessions of the independent directors, and sets agendas for executive sessions;

(ii)	if Lead Director, assists the Chairman in the management of Board meetings;

(iii)
monitors and responds directly to shareholder and other stakeholder questions and comments that are directed to the independent Chairman, Lead Director or to the independent directors as a group, with consultation with the Chairman (if serving as Lead Director), the CEO or other directors or management as the independent Chairman or Lead Director deems appropriate;

(iv)	reviews and coordinates meeting agendas, information, number of Board meetings and schedules for the Board;

(v)	ensures personal availability for consultation and communication with independent directors and with the Chairman (if serving as Lead Director), CEO or management, as appropriate;

(vi)	provides guidance on director orientation; and

(vii)	calls special meetings of the independent directors in accordance with our Bylaws, as the independent Chairman or Lead Director deems appropriate.
Our Executive Vice President, Administration, Chief Legal Officer and Secretary supports the independent Chairman or Lead Director in fulfilling independent Chairman or Lead Director role. In May 2017, our Board determined that the position of Lead Director was no longer required because our new Chairman, Mr. Waters, is independent and as Chairman would fulfill the essential functions of Lead Director.
During 2017, we had a number of changes in leadership of our Company. Effective April 8, 2017, our then-Chairman, Philip J. Hawk, announced that he would retire from the Board immediately following our May 2017 Annual Meeting. Effective September 18, 2017, Mr. Owen stepped down from his position as President and CEO of the Company and ceased serving as a member of the Board. Mr. Yesavage served as Interim CEO of the Company from September 18, 2017 until January 24, 2018, when Mr. Gatti was appointed as the new CEO of the Company and as a member of the Board.
Communications with the Board of Directors
Our Board has established a process for our shareholders and other interested parties to communicate with the Lead Director, the Chairman, the Board as a whole, the independent directors as a group, any Board Committee, or any individual member of the Board. Such communication should be in writing, addressed to the Board or an individual director to: Team, Inc., 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478, c/o André C. Bouchard, Corporate Secretary. All such correspondence is reviewed by our Secretary’s office, which forwards appropriate material to the applicable director (excluding routine advertisements and business solicitations).
Director Education
In accordance with our Corporate Governance Principles, each member of the Board is provided with a membership in the National Association of Corporate Directors and is encouraged to participate in continuing director education programs paid for by the Company.
Succession Planning
Our Board has the responsibility to ensure that the leadership of our Company is meeting the current and future needs of Team. The Compensation Committee and Corporate Governance and Nominating Committee annually report to the Board on succession planning and collaborate with the Board to evaluate potential successors to our CEO and other senior executives. As part of this process, the Compensation Committee and Corporate Governance and Nominating Committee solicit views from the non-management members of the Board and from senior management of the Company.
Share Ownership Guidelines; Restrictions on Trading in Company Securities
In an effort to more closely link our non-employee directors’ financial interests with those of our shareholders, our Board established share ownership guidelines for our non-management directors. Under these guidelines, our non-management directors are expected to own Common Stock of Team valued at a minimum of $150,000. Newly appointed directors are expected to meet or exceed these guidelines within three years of joining the Board. With the exception of Messrs. Ferraioli, Lucas, Martin and Ms. Kerrigan, all of our directors met or exceeded our share ownership guidelines at the time of the Board’s most recent annual assessment. Messrs. Ferraioli and Martin, who were appointed to the Board in February 2018, Mr. Lucas, who was appointed to the Board in August 2015 and Ms. Kerrigan, who was appointed to the Board in December 2015, each have three years from the date of their respective appointments to meet the share ownership guidelines.

In an effort to align the financial interests of our senior executives with those of our shareholders, our Board established share ownership guidelines for our senior executives. Under these guidelines, our CEO is expected to own Common Stock of Team valued at three times his or her base salary. The guideline for the rest of our senior executives is one times their base salary. Newly appointed senior executives are expected to meet or exceed these guidelines within five years of entering their respective positions. Only Messrs. Bouchard and Ott met or exceeded these share ownership guidelines at the time of the Board’s most recent annual assessment. Mr. Gatti, who was appointed to the CEO position in January 2018, Mr. Boane, who was appointed to the CFO position in November 2014, Mr. Rushe, who was appointed as President–Team Solutions in January 2016 and Mr. Victorson, who was appointed business unit President of Inspection and Heat Treating in June 2013, each have five years from the date of their respective appointments to meet the share ownership requirements. Mr. Victorson, who had previously met the share ownership guidelines, no longer meets such guidelines as a result of the decrease of the Company’s share price in 2017.
Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our shareholders, our Insider Trading Policy and our Corporate Governance Principles, applicable to our directors and Named Executive Officers, prohibit trading in options, warrants, and puts and calls related to our securities and prohibit selling our securities short. In addition, unless approved by our Chief Legal Officer, our Insider Trading Policy and our Corporate Governance Principles prohibit our directors and Named Executive Officers from holding our securities in margin accounts or pledging our securities as collateral for a loan. In evaluating requests to hold our securities in a margin account or pledge our securities (“Securities Pledges”), our Chief Legal Officer, in consultation with our Governance and Nominating Committee, considers a number of factors, including, but not limited to: the total stock holdings of the individual, the amount of Company securities to be pledged or secured, the potential impact of a margin or loan call, the position of the individual with our Company, whether the pledge is part of a loan where lender has recourse against all assets of the individual and whether the pledge excludes Company shares required to meet our share ownership guidelines. Securities Pledges may be approved for our directors and Named Executive Officers if the following minimum requirements are met: (i) continuously meet enhanced share ownership requirements for as long as the Securities Pledge is in place by holding unrestricted and unpledged Company securities of more than five times the minimum share ownership requirements for our directors; (ii) the Securities Pledge does not exceed 50% of the individual’s total ownership of Company’s securities; (iii) the aggregate amount of the Securities Pledge is less than one percent of the Company’s total common shares outstanding; and (iv) the individual meets all other requirements that may be imposed by our Governance and Nominating Committee or our Chief Legal Officer after assessing other relevant factors.
Board’s Role in Risk Oversight
Our Board has responsibility for the oversight of risks that could affect the Company. This oversight is conducted primarily through the Board with respect to significant matters, including the strategic direction of the Company, and by the various committees of the Board in accordance with their charters. The Board satisfies its risk oversight responsibilities through receipt of reports from each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from executives responsible for oversight and management of particular risks within Team. The Board continually works, with the input of the Company’s senior executives to assess and analyze the most likely areas of future risk for Team. On an annual basis our senior management updates and reviews our enterprise risk management process with the Board. Directors also have complete and open access to all of our employees and are free to, and do, communicate directly with our management. In addition to our formal compliance programs, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
Overview of Risk of Company Compensation Policies and Practices
The Compensation Committee, with the assistance of the Company’s other independent directors and senior management, and the Company’s independent compensation consultants, has determined that the Company’s compensation policies and practices do not motivate imprudent risk taking. This determination has taken into account the following design elements of our compensation policies and practices: mixture of cash and equity compensation, mixture of performance time horizons, use of financial metrics balanced to promote long term Company goals, avoidance of uncapped awards, executive share ownership and holding requirements, no defined benefit or special executive retirement benefit plans and a rigorous auditing, monitoring and enforcement environment. The Committee continues to monitor its compensation policies and practices to determine whether its risk management objectives are being satisfied.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, as well as background information relating directly to such individuals’ experience, qualifications, attributes and skills to serve as a director of our Company. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.
Director Nominees
The Board unanimously recommends a vote FOR the election of the nominees listed below.
Set forth below is certain information as of April 1, 2018 concerning the nominees for election at the Annual Meeting as Class II and III directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Class	Director Since
Amerino Gatti	47	Chief Executive Officer and Director	Class II	2018
Brian K. Ferraioli	62	Director	Class II	2018
Michael A. Lucas	57	Director	Class II	2015
Craig L. Martin	68	Director	Class III	2018
Mr. Gatti has been our CEO and a member of the Board since January 2018. Prior to joining Team, Mr. Gatti served from May 2016 until October 2017 as Production Group President at Schlumberger (NYSE). Prior to assuming the Production Group President role, Mr. Gatti served in a variety of management positions of progressing leadership responsibility at Schlumberger, including President–Well Services; Vice President Production Group–North America; Vice President & General Manager–Qatar GeoMarket; Vice President Sand Management Services; and Vice President Marketing and Sales–North America. Mr. Gatti holds a mechanical engineering degree from the University of Alberta, Canada. The Company believes that Mr. Gatti’s strong business and leadership skills, as well as his experience with a leading company in our industry, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., an engineering, construction and services company from 2013 to 2017. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc. (now part of Chicago Bridge and Iron) from 2007 and 2013, and prior to 2007 worked in various finance and accounting functions with Foster Wheel AG (now a part of Wood Group). He currently serves on the board of Vistra Energy (NYSE). Previously, Mr. Ferraioli served as a director and chairman of the audit committee of Babcock & Wilcox Enterprises and its predecessor company Babcock & Wilcox, Inc. He also previously served on the board of directors of Adolfson & Peterson. Mr Ferraioli received his B.S. in accounting from Seton Hall University and his M.B.A. from Columbia University. Mr. Ferraioli is also a National Association of Corporate Directors Governance Fellow. The Board believes that Mr. Ferraioli’s financial and business expertise, including a diversified background of both senior leadership and director roles of public companies in our industry qualify him to serve as a director.
Mr. Lucas is the President and CEO of RegO Products, a specialty valve and control supplier, and has been in this position since February 2017. Previously, Mr. Lucas served as the President and CEO of Powell Industries (NYSE) from August 2012 until December 2015. Prior to becoming CEO of Powell Industries, Mr. Lucas spent 14 years with Emerson Electric Company (NYSE), most recently as the President of Emerson Network Power, Energy Systems. The Company believes Mr. Lucas’ qualifications to serve on the Board include his general management experience in diverse industries including equipment manufacturers; his extensive sales, marketing and product management experience in industrial markets; and his experience as a president and chief executive office of a public corporation.
Mr. Martin has nearly 45 years of experience in the international engineering and construction industry. In December 2014, he retired as President and CEO of Jacobs Engineering Group Inc., a provider of technical, professional and construction services. Mr. Martin became President of Jacobs in July 2002 and CEO in April 2006. He also served as a member of Jacobs’ board of directors from 2002 until his retirement. Before his promotion to President, Mr. Martin served as several positions, including as Jacobs’ Executive Vice President of Global Sales and Marketing. Before joining Jacobs in 1994, Mr. Martin worked in various roles at CRSS and Martin K. Eby Construction Co. He received his B.S. in Civil Engineering from the University of Kansas and his M.B.A. from the University of Denver. He is currently Chairman of the Board of Hill International, Inc. The Board considered Mr. Martin’s significant leadership and management experience in a major engineering company in our industry as qualifications for service on the Board.

Directors Continuing in Office
Set forth below is certain information as of April 1, 2018 concerning the directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Sylvia J. Kerrigan	52	Director	2015	Class III	2019
Emmett J. Lescroart	67	Director	2004	Class III	2019
Louis A. Waters	79	Chairman of the Board	1998	Class I	2020
Jeffery G. Davis	63	Director	2016	Class I	2020
Gary G. Yesavage	65	Director	2017	Class I	2020
Ms. Kerrigan most recently was the Executive Vice President, General Counsel and Secretary of Marathon Oil Corporation (NYSE), serving in that position from 2012 to 2017. Ms. Kerrigan also served as Marathon Oil Corporation’s Chief Public Policy Officer and Chief Compliance Officer. Prior to her appointment as Executive Vice President, Ms. Kerrigan served as Marathon Oil Corporation’s Vice President, General Counsel and Secretary since 2009. Previously, Ms. Kerrigan worked at the United Nations Security Council’s Commission d’Indemnisation in Geneva, Switzerland serving as the senior legal officer responsible for arbitrating losses sustained by international oil companies following the 1990 Iraq invasion of Kuwait. Ms. Kerrigan is a past chairman of the State Bar of Texas International Law Section and a Life Fellow of the Texas Bar Foundation. She serves on the boards of Southwestern University and Nine Point Energy and is the Executive Director of the Kay Bailey Hutchison Center for Energy, Law and Business at the University of Texas in Austin. The Company believes Ms. Kerrigan’s qualifications to serve on the Board include her experience as chief legal officer, chief public policy officer and chief compliance officer of a public corporation, her extensive merger and acquisitions, risk management and corporate governance expertise.
Mr. Lescroart is a Managing Director of EJL Capital, LLC, a private investment banking firm, and has been in this position since 2001. He is also an independent private investor managing his personal investments and has done this since 1996. Mr. Lescroart was Managing Director of Chapman Associates from 2005 until June 2008. For twenty years prior to 1996, he was employed with the Cooperheat Company in positions of increasing responsibility and authority, becoming CEO in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, the Company acquired certain of the assets of a successor to the Cooperheat Company entity. The Company believes that Mr. Lescroart’s business expertise, including his background managing and directing public and private companies and his specific experience managing a public company in our industry later acquired by Team, give him a deep understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Waters manages the Waters Group, a private equity company specializing in technology and industrial companies. He was the Founding Chairman of Browning-Ferris Industries, Inc. (NYSE) and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also a Founding Chairman of Tyler Technologies, Inc. (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters serves as the Chairman of Team’s Board. The Company believes that Mr. Waters’ years of service on the Board, his financial and business expertise, including a diversified background of managing and directing public companies, including certain national banking institutions, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.
Mr. Davis is the former chairman and CEO of The Brock Group, a leading provider of industrial specialty services. He served as CEO of the Brock Group from 2008 through 2015 and was Chairman from 2014 to 2016. Mr. Davis was the Interim President and CEO of Furmanite from November 2, 2015 through the date of Team’s acquisition of Furmanite on February 29, 2016. Mr. Davis also served as Furmanite’s Interim Executive Chairman of the Board from August 4, 2015 through the date of Team’s acquisition of Furmanite on February 29, 2016. Mr. Davis joined the Furmanite Board in May 2015. Mr. Davis’s current board memberships include the following: board member of the National Center For Construction and Educational Research (NCCER) and board member of Junior Achievement of Southeast Texas (Houston Chapter). Mr. Davis also has over 25 years of active leadership in the National Association of Corrosion Engineers (NACE International) and is an active member of the Construction Users Round Table (CURT). Mr. Davis was appointed to the Board on February 29, 2016 pursuant to the terms of the Merger Agreement. The Board considered Mr. Davis’ significant leadership and management experience in a major industrial specialty services company as well as his association with various industry organizations as qualifications for service on the Board.
Mr. Yesavage most recently served as Team’s Interim CEO from September 2017 to January 2018. Previously, he served as the President of Manufacturing for Chevron’s (NYSE) Downstream and Chemicals Operations from 2009 until his retirement in June 2016. From 1999 to 2009, Mr. Yesavage served as the General Manager for Chevron’s Refinery in El Segundo, California and worked for Chevron for a total of 42 years. Mr. Yesavage was recommended for a position on the Board by an incumbent director, participated in the Board’s director review and evaluation process as described under “Corporate Governance and Nominating Committee” below and was elected to the Board in January 2017 upon the recommendation of the Corporate Governance and Nominating Committee. The Company believes that Mr. Yesavage’s business, operational and management expertise, including his specific experience managing companies that are our major customers provide him with unique insight into our customer needs and the necessary qualifications and skills to serve as a director.
Meetings and Committees of the Board
Board of Directors
Currently, our Board is comprised of nine (9) directors, divided into three classes designated as Class I, Class II and Class III. At each annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
Our Board held fifteen (15) meetings during 2017. No director attended fewer than 75% of the meetings held during the period for which he or she served as a member of the Board and the committees on which he or she served. We do not have a formal policy regarding director attendance at our annual meetings of shareholders; however, we do encourage all directors to attend all meetings of shareholders. All of our directors serving at the time were in attendance at our 2017 Annual Meeting of Shareholders.
Our Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee maintains its own written charter, which can be viewed and downloaded from our website at www.teaminc.com on the “Investors” page under “Corporate Governance.”
Executive Committee
Our Executive Committee is composed of Messrs. Waters (Chairman), Gatti and Yesavage. The Executive Committee is responsible for assisting with the general management of the business and affairs of Team as needed during intervals between meetings of the Board. The Executive Committee had four (4) formal meetings during 2017.

Audit Committee
Effective April 1, 2018, the Audit Committee is composed of Messrs. Ferraioli (Chairman), Lucas, Davis and Ms. Kerrigan. Prior to Mr. Ferraioli’s April 1, 2018 appointment to the Audit Committee and to the role of Audit Committee Chairman, Mr. Lucas served as Audit Committee Chairman. The Audit Committee is charged with the duties of the appointment of the independent auditor; reviewing its fees and approving the services to be performed; ensuring that proper guidelines are established for the dissemination of financial information to the shareholders; meeting periodically with the independent auditors, the Board and certain officers of Team and its subsidiaries, including the Chief Legal Officer and Vice President of Audit Services in executive session without other members of management present, to ensure the scope and adequacy of internal and financial controls and reporting; reviewing consolidated financial statements; providing oversight to our internal audit function; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that both Messrs. Ferraioli and Lucas are “audit committee financial experts” within the meaning of applicable SEC regulations. In addition, the Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements as defined by the applicable listing requirements of the NYSE. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met eight (8) times during 2017. Further information regarding the Audit Committee is set out in the “Audit Committee Report” below.
Compensation Committee
Our Compensation Committee is composed of Messrs. Lescroart (Chairman), Lucas, Martin and Yesavage. Mr. Martin was appointed as a member of the Compensation Committee on February 8, 2018. The Compensation Committee reviews management performance and reviews and approves the amounts and types of compensation to be paid to the CEO and our other senior executives. The Compensation Committee met six (6) times during 2017. Further information regarding the Compensation Committee is set out in the “Compensation Discussion and Analysis” section below.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was, during 2017, an officer or employee of Team or any of its subsidiaries, or was formerly an officer of Team or any of its subsidiaries or had any relationship requiring disclosure by Team. Mr. Yesavage did not serve on the Compensation Committee during the time he served as Interim CEO. Mr. Yesavage rejoined the Compensation Committee in January 2018 following the completion of his service as Interim CEO. During 2017, no executive officer of Team served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Team.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee is composed of Messrs. Waters (Chairman), Davis and Ms. Kerrigan. The Corporate Governance and Nominating Committee, which met five (5) times during 2017, is charged with recommending director nominees to the Board; evaluating the contribution and performance of members and committees of the Board; administering the annual self-evaluation of Board performance; developing appropriate corporate governance principles for Team; and ensuring the processes of the Board are sufficient and consistent with its oversight role of Team. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of the NYSE.
In considering whether to recommend directors who are eligible to stand for re-election, the Corporate Governance and Nominating Committee may consider a variety of factors, including a director’s contribution to the Board and the ability to continue to contribute productively, attendance at Board and committee meetings and compliance with our Corporate Governance Principles, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for board service, the results of the annual board self-evaluation, the independence of the director and the nature and extent of the director’s non-Company activities. The Corporate Governance and Nominating Committee regularly evaluates the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider candidates for Board membership suggested by incumbent directors, management, third-party search firms and others. The Corporate Governance and Nominating Committee will also consider director nominations by shareholders that are made in compliance with the notice provisions and procedures set forth in our Bylaws. For a discussion of these requirements, see “Shareholder Proposals for Next Year’s Annual Meeting.” All applications, recommendations or proposed nominations for Board membership received by the Company are referred to the Corporate Governance and Nominating Committee. The manner in which the Corporate Governance and Nominating Committee evaluates the qualifications of a nominee for director does not differ if the nominee is recommended by a shareholder.
The Corporate Governance and Nominating Committee has the authority to retain, at Company expense, a third-party search firm to help identify and facilitate the screening and interview process of potential director nominees, and the third-party firm may, among other things, conduct reference checks, prepare a biography of each candidate for the Corporate Governance and Nominating Committee to review and help coordinate interviews.
Once the Corporate Governance and Nominating Committee has identified a potential director nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the candidate, as well as the committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The committee also may engage a third party to conduct a background check of the candidate. If the committee determines to further pursue the candidate, the committee then will evaluate the extent to which the candidate meets the Board membership qualifications described in “Director Qualifications” below.
In addition, the Corporate Governance and Nominating Committee considers other relevant factors it deems appropriate, including the current composition of the Board (including its diversity in experience, background, gender and ethnicity), the balance of management and independent directors, the need for a certain Board committee expertise, and the nature and extent of a candidate’s activities unrelated to the Company, including service as a director on the boards of other public companies. In connection with this evaluation, the committee determines whether to interview the candidate, and, if warranted, the committee interviews the candidate in person or by telephone. The committee may also ask the candidate to meet with members of Team management or other Board members. After completing this evaluation, if the committee believes the candidate would be a valuable addition to the Board, it will recommend to the Board the candidate’s nomination for appointment or election as a director.
Periodic Performance Evaluations of Directors
The Corporate Governance and Nominating Committee conducts periodic individual director performance reviews, particularly when a director is standing for re-election.

COMPENSATION OF DIRECTORS
In setting non-employee director compensation, our Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. Our directors are compensated with a mix of cash and stock-based compensation. The purpose of the stock-based compensation has been to attract and retain the services of experienced and knowledgeable independent individuals as directors, to provide them with a proprietary interest in Team so that the directors will have the financial incentive to apply their best efforts for the benefit of Team and our shareholders, and to provide directors with an additional incentive to continue in their positions.
2017 Director Compensation
Our Board, upon recommendation of our Compensation Committee, established our current director compensation program in July 2015. In making this recommendation, our Compensation Committee considered relevant trends in director compensation and reviewed the NACD Director Compensation survey for companies similar to Team in terms of industry, revenue size and market capitalization. Our Compensation Committee reviews and considers changes to our non-employee director compensation on an annual basis. The following is a summary of our 2017 non-employee director compensation program:

•	annual cash retainer $50,000, paid quarterly;

•	annual stock award $75,000;

•	annual retainer for the independent Chairman of the Board $50,000;

•	annual retainer for Audit Committee members $7,500, for Compensation Committee members $5,000, for Governance and Nominating Committee members $5,000; and

•	for the Chairman of our Audit Committee $20,000, for the Chairman of our Compensation Committee $10,000 and for the Chairman of our Corporate Governance and Nominating Committee $10,000.
Beginning in August 2016, Mr. Hawk began receiving an annual director fee of $200,000, paid quarterly and pro-rated to the date of his transition from a salaried employee to a non-employee director, for serving on the Board and as non-independent Chairman of the Board. During the time Mr. Hawk served as a non-independent Chairman of the Board, our Lead Director received an annual retainer of $20,000. Mr. Hawk retired from the Board on May 18, 2017. At that time, our lead director, Mr. Waters, was appointed to the new position of independent Chairman of the Board and the annual retainer for the position of independent Chairman of the Board was set at $50,000. Mr. Owen, as an employee member of the Board, did not receive any compensation for service on the Board. Mr. Yesavage, who was appointed to the Board on January 3, 2017 and appointed Interim CEO in September 2017, did not receive compensation for service on the Board during the time he served as Interim CEO.
The following table sets forth information regarding the compensation earned by or awarded to each of the non-employee directors who served on our Board during 2017:
Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)	Total Options Outstanding at December 31, 2017 (#)
Philip J. Hawk (2)	$40,949	$—	$—	$40,949	—
Louis A. Waters	$110,654	$69,661	$—	$180,315	—
Jeffery G. Davis	$56,875	$69,661	$—	$126,536	—
Vincent D. Foster (3)	$22,825	$69,661	$—	$92,486	—
Sylvia J. Kerrigan	$62,500	$69,661	$—	$132,161	—
Emmett J. Lescroart	$60,000	$69,661	$—	$129,661	—
Michael A. Lucas	$70,625	$69,661	$—	$140,286	—
Gary G. Yesavage (4)	$39,325	$69,661	$—	$108,986	—

(1)
All non-employee directors serving at the time received a stock award valued at $75,000 on May 22, 2017; however, because the stock unit awards were made in the number of shares equal to the approved award dollar value divided by the 20-day volume weighted average price, the actual value in the table resulted in a different dollar value on the date of the award.

(2)	On May 18, 2017, Mr. Hawk retired from the Board after almost 19 years of service with Team.

(3)
On July 21, 2017, Mr. Foster resigned from the Board to ensure there are no interlocking directorates under Section 8 of the Clayton Antitrust Act of 1914. Further information on Mr. Foster’s resignation can be found in our Current Report on Form 8‑K filed with the SEC on July 21, 2017.

(4)
For Mr. Yesavage, the director compensation shown in the table above relates to his service as a director prior to his appointment to Interim CEO in September 2017. His compensation for service as our Interim CEO is provided in the Summary Compensation Table for executives.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 1, 2018. Each person holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or until such officer’s earlier death, retirement, disqualification or removal.

Name of Director or Officer	Age	Officer Since	Position with Company
Amerino Gatti	47	2018	Chief Executive Officer
Jeffrey L. Ott	55	2013	President, TeamFurmanite and Quest Integrity Group
Arthur F. Victorson	56	2007	President, TeamQualspec
André C. Bouchard	52	2008	Executive Vice President, Administration, Chief Legal Officer and Secretary
Declan G. Rushe	57	2016	President, Team Solutions
Greg L. Boane	54	2014	Executive Vice President, Chief Financial Officer & Treasurer
Information concerning the business experience of Mr. Gatti is provided under the section entitled “The Board of Directors and Its Committees.”
Mr. Ott is President, TeamFurmanite and Quest Integrity Group and has served in that position since February 2016 and has served as the President of Quest Integrity since its formation in January 2007. Mr. Ott joined Team at the time of the acquisition of the Quest Integrity Group in 2010. Mr. Ott was elected an executive officer of Team in June 2013. In addition, Mr. Ott has served on the Board of Directors of ClearSign Combustion Corporation (NASDAQ) since February 2015.
Mr. Victorson is President, TeamQualspec and has served in that position since January 2016. From June 2013 through December 2015, Mr. Victorson served as President of Inspection and Heat Treating. From June 2007 through June 2013, Mr. Victorson served as Senior Vice President, TCM Division. Mr. Victorson joined Team at the time of the acquisition of Cooperheat-MQS, Inc. in 2004. He had been with Cooperheat-MQS, Inc. since 1997.
Mr. Bouchard is Executive Vice President, Administration, Chief Legal Officer and Secretary and has served in that position since November 2014. From September 2008 through October 2014, Mr. Bouchard served as Senior Vice President, Administration, General Counsel and Secretary. Mr. Bouchard joined Team in January 2008 as Senior Vice President, General Counsel and Secretary.
Mr. Rushe is President, Team Solutions and has served in that position since January 2016. From October 2012 through December 2015, Mr. Rushe served as President of Qualspec Group LLC (“Qualspec”). Team acquired Qualspec in July 2015. From October 2009 through October 2012, Mr. Rushe served as the Chief Operating Officer of IESCO, a predecessor company of Qualspec.
Mr. Boane is Executive Vice President, CFO and Treasurer and has served in that position since March 2016. Mr. Boane joined Team in November 2014 as Senior Vice President, CFO and Treasurer. From 2008 to 2013, Mr. Boane served with Cameron International Corporation, as President of the Custom Process Systems division, Vice President–Finance for the Process and Compression Systems Segment and Vice President–Finance of the Compression Systems Division.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such report by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with our senior management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017
The Board has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.teaminc.com on the “Investors” page under “Corporate Governance.”
Emmett J. Lescroart, Chairman
Michael A. Lucas
Craig L. Martin
Gary G. Yesavage

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our executive compensation policies are designed to provide aggregate compensation opportunities for our senior executive officers, including the Named Executive Officers (identified below under “Executive Compensation and Other Matters”), that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives, and

•	align executive pay and benefits with the performance of Team.
2017 Business Highlights and Overall Compensation Decisions
The Compensation Committee believes that the total compensation paid to our senior executive officers, including the Named Executive Officers, for 2017 was reasonable and appropriate. During 2017 we operated in a challenging business environment and undertook major initiatives designed to strengthen the Company for long-term success. Notably, we achieved the following in 2017:

•	completed a cost savings initiative designed to reduce annual operating expenses by approximately $30 million;

•	successfully completed the rollout of the Company’s Enterprise Resource Planning (“ERP”) system; and

•	completed a private offering of $230 million in convertible senior notes to reduce our outstanding bank borrowings and improve our financial flexibility.
Role of the Compensation Committee
The Compensation Committee, composed entirely of independent directors, reviews and approves our executive compensation program for all senior executive officers, including the Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of Team and our shareholders and to Team’s operating performance. The Compensation Committee annually reviews and evaluates our executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•	reviews the major compensation and benefit practices, policies and programs with respect to our senior executives;

•	reviews appropriate criteria for establishing performance targets for executive compensation;

•	determines appropriate levels of executive compensation;

•
administers and makes recommendations to the Board with respect to severance and change in control arrangements pertaining to our senior executives (described below under “Senior Management Compensation and Benefit Continuation Policy”);

•	administers and determines equity awards to be granted under our stock incentive plan; and

•	reviews and recommends to the Board any changes to director compensation.
The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation plans, the grant of equity awards, and short and long-term incentive plan design. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.
Compensation Philosophy and Process
Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of Team and the individual by using several compensation components for our senior executives. The Compensation Committee endeavors to support our commitment to generating increases in shareholder value. In addition, the Compensation Committee reviews each senior executive’s ownership interest in Team in compliance with our share ownership guidelines for senior executives (described above under “Corporate Governance—Share Ownership Guidelines; Restrictions on Trading in Company Securities”). Our compensation and related programs are designed to reward and motivate our senior executives for the accomplishment of specific goals established by our Compensation Committee, for demonstrated commitment to our shareholders by increasing shareholder value and to recruit and retain key executives. The components of the compensation program for our senior executives consists of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term time-based restricted stock units and performance-based incentives issued as equity awards in accordance with Team’s stock incentive program; and

•	benefits.
We offer no special executive perquisites. Our senior executive officers participate in the same benefit plans as our other employees. We do not provide supplemental executive retirement plans, deferred compensation programs, special allowances, or special medical or insurance plans. While committed to maintaining a competitive overall executive compensation program, the Compensation Committee prefers this streamlined approach with minimal special executive benefits.
Our overall compensation philosophy is to consider such factors as competitive industry salaries, a subjective assessment of the nature of the positions, and the contribution, experience, level of responsibility and length of service of our senior executive officers in establishing base compensation, and to provide opportunities to exceed the targeted incentive compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. In certain circumstances, we may target base and incentive compensation above or below our peer groups to help attract or retain senior executives, as necessary, or to recognize differences in the business units they manage, their qualifications, responsibilities, role criticality and/or potential. In evaluating senior executive performance for establishing the components of our compensation program, on an annual basis we consider a variety of factors including: the economic environment, Company and business unit operating and financial performance, subjective evaluations of the performance of the senior executive officers, retention, past contributions and future potential. In evaluating the subjective performance, past contributions and future potential of our senior executives, we consider a variety of criteria, including, job knowledge and technical skills, key decision-making abilities, management of the Company and business unit’s risk profile, achievement of strategic goals of the Company and their business unit, advancement in role and responsibility, management of personnel and departments, achievement and contribution to special projects and transactions, communication effectiveness, and planning and organizational ability. We believe these targeted levels are appropriate in order to motivate, reward and retain our senior executives, each of whom has leadership talents and expertise that make him attractive to other companies.
Additionally, we believe our compensation program is designed to encourage executives not to take unreasonable risks that may harm shareholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, by placing caps on our incentive award payout opportunities, and by maintaining Company stock ownership requirements.
The Compensation Committee directs the preparation by management of detailed compensation tally sheets for each of our senior executives. The tally sheets serve as an informational tool designed to provide the Committee with details concerning each of the material elements of compensation awarded to our most senior executive officers, to provide an evaluation of internal equity, and to highlight the individual compensation items in relation to the total compensation for each senior executive. The Committee does not directly use the tally sheets as a basis to determine or modify the compensation of any of the senior executive officers, including the Named Executive Officers.
From time to time, the Compensation Committee has retained third party independent consultants and other experts it deems necessary to provide advice as to market levels of compensation, compensation program design and compensation trends. In the fall of 2016, the Compensation Committee engaged Longnecker to provide benchmarking data and recommendations for 2017 executive officer compensation.
Advisory Vote on Executive Compensation
In making executive compensation determinations, the Compensation Committee considered the results of the non-binding, advisory proposal on our executive compensation program set forth in our 2017 Proxy Statement. At our 2017 Annual Meeting of Shareholders, 86% of our shareholders who voted (excluding broker non-votes) approved our executive compensation program by voting for approval of the say-on-pay advisory vote and approximately 78% of the votes cast (including broker non-votes) voted for approval of the say-on-pay advisory vote. Although non-binding, the Compensation Committee will continue to consider the results from this year’s and future advisory shareholder votes regarding our executive compensation program along with the other factors listed in this “Compensation Discussion and Analysis” section.
Advisory Vote on Frequency of Holding Future Advisory Votes on Named Executive Officer compensation
At our 2017 Annual Meeting of Shareholders, 89% of our shareholders who voted (excluding broker non-votes) voted “1 Year” on frequency of holding future advisory votes on named executive officer compensation and approximately 80% of the votes cast (including broker non-votes) voted “1 Year” on frequency of holding future advisory votes on named executive officer compensation. Based on these results, and consistent with the recommendation of the Company, the Board determined that Team will hold an advisory vote on executive compensation every year.

Benchmarking Tools
In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee also considers, from time to time, the competitiveness of our compensation program against our peer companies, generally when a compensation consultant is utilized, in order to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee may retain a compensation consultant and consider various compensation surveys and proxy statement compensation information for companies of comparable size and complexity to us and with whom we compete for talent.
Role of the External Compensation Advisor
The Compensation Committee Charter grants to the Compensation Committee the authority to retain, at Company expense, compensation consultants, outside legal counsel and other advisors, and to approve their fees. These advisors report directly to the Compensation Committee.
In the fall of 2016, our Compensation Committee independently engaged Longnecker to review Team’s 2017 executive compensation program following the increase in the size, scope and complexity of the Company’s operations resulting from the 2016 Furmanite and 2015 Qualspec acquisitions. In conducting its executive compensation review, Longnecker examined the existing executive compensation program and pay practices, reviewed Team’s financial performance and reviewed the competitiveness of the proposed executive compensation program relative to a public company peer group and survey data. The companies utilized by Longnecker for obtaining this competitive data are set forth below under “Peer Analysis.” The Longnecker review compared base salary, target total cash compensation, target annual and long-term incentive opportunities and target total direct compensation to market medians. Longnecker also utilized several sources of published compensation survey data by matching, to the extent possible, the job titles and responsibilities of our senior executive officers with those in the surveys to provide additional competitive compensation information. Longnecker reported directly to the Compensation Committee, but was authorized by the Compensation Committee to communicate with executive officers to obtain information. In December 2016, Longnecker presented the Compensation Committee with its evaluation of the Company’s proposed compensation packages for its executive officers and provided its assessment with respect to the proposed value ranges of long-term incentive grants as well as the form of such equity compensation. The Longnecker executive compensation analysis was utilized by the Compensation Committee in its consideration of all aspects of the Company’s 2017 compensation packages for our senior executive officers to establish base salaries, short-term cash incentives and annual and long term equity incentive awards.
In 2018, the Compensation Committee retained Mercer to review the long-term equity award program for our Named Executive Officers. This review supplemented Mercer’s earlier compensation review utilized by the Committee to establish the total compensation for the Company’s new CEO in January 2018. Mercer reported directly to the Compensation Committee, but was authorized by the Compensation Committee to communicate with executive officers to obtain information. In conducting its review, Mercer examined the existing long-term equity award program and past practice, reviewed Team’s expected financial performance, reviewed the total compensation of our Named Executive Officers and reviewed the competitiveness of the proposed long-term equity award program relative to a public company peer group and survey data. In February and March 2018, Mercer presented the Compensation Committee with its evaluation of the Company’s proposed long-term equity award program for its executive officers. The companies utilized by Mercer for obtaining this competitive data are set forth below under “2018 Long-Term Performance Stock Unit Awards.” The Mercer analysis was utilized by the Compensation Committee in its consideration of the long-term equity award program for our senior executive officers to establish the performance metrics and to establish the new peer group for the 2018 Long-Term Stock Unit awards discussed under “2018 Long-Term Performance Stock Unit Awards.”
Compensation studies assist the Compensation Committee in establishing the overall compensation practices that are consistent with our philosophy and guiding principles on executive compensation described above. Although compensation studies provide important data for establishing our competitive compensation practices and compensation design, the Compensation Committee uses such studies only as a point of reference and not as a determinative factor for structuring and determining the amount of our Named Executive Officers’ compensation. The Compensation Committee also exercises discretion in its use of compensation studies and the studies do not supplant the significance of individual and Company performance that the Compensation Committee considers when making compensation decisions.
Peer Analysis
As stated in “Role of the External Compensation Advisor” above, to establish 2017 compensation packages for our senior executive officers, in December 2016 our management and the Compensation Committee, with the assistance of Longnecker, developed a new peer group based upon companies that provide services similar to the Company. The peer group is primarily made up of companies that are generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization. The compensation peer group consists of the following companies:

Actuant Corporation

Aegion Corporation
Barnes Group Inc.
Circor International, Inc.
Seacor Holdings Inc.
Clean Harbors, Inc.
DXP Enterprises, Inc.
ESCO Technologies, Inc.
Mistras Group, Inc.
Matrix Service Company
MYR Group, Inc.
EnPro Industries, Inc.
Primoris Services Corporation
Tetra Tech, Inc.
TETRA Technolgies, Inc.
Annual Base Salaries
The Compensation Committee considers adjustments to base salary for our senior executives on an annual basis and may do so more frequently upon a change in circumstances. The annual base salaries of our CEO are decided solely by the Compensation Committee in executive session without management present. The annual base salaries of other Named Executive Officers are determined by the Compensation Committee with input or recommendations from our CEO. None of the Named Executive Officers have employment agreements, except for the arrangement under “Special Retention Awards” discussed below.
2017 and 2018 Annual Base Salaries
In 2015, Team changed its fiscal year end from May 31 to December 31. In connection with this change, we reported a seven-month transition period in 2015 from June 1 to December 31, 2015 (the “2015 Transition Period” or “2015TP”). Due to timing of pay increases and other payroll processes, the actual base salaries paid in a fiscal year can vary from those described. Information on the amounts actually earned by the Named Executive Officers in fiscal 2015, 2015TP, 2016 and 2017 can be found in the “Summary Compensation Table” below. In setting the base salaries of our Named Executive Officers, the Committee considered the factors discussed in the above section entitled “Compensation Philosophy and Process,” including, Company and business unit performance, overall scope of responsibility, advancement in role and responsibilities, planning and organizational abilities and overall effectiveness.
In 2017, consistent with the Longnecker executive compensation analysis and as a result of the significant increase in the scope and complexity of their responsibilities following the 2016 Furmanite and the 2015 Qualspec acquisitions, the annual base salaries were increased for each of the Named Executive Officers. In March 2017, Mr. Owen’s annual base salary increased to $650,000 from $575,000, a 13% increase; Messrs. Victorson’s and Ott’s annual base salaries each increased to $475,000 from $450,000, a 6% increase; and Messrs. Boane’s and Bouchard’s annual base salaries each increased to $400,000 from $350,000, a 14% increase. Mr. Yesavage, who served as our Interim CEO from September 18, 2017 to January 24, 2018, received a base salary of $50,000 per month.
In its March 2018 review of Named Executive Compensation, the Compensation Committee elected to make no adjustments to the annual base salaries of the Named Executive Officers.
Annual Performance Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our senior executives on financial and operational objectives that the Compensation Committee believes are primary drivers of our Common Stock price over time and to reward the achievement of short-term financial and operational performance, the execution of strategic objectives, individual contributions to Team results and to provide timely recognition of performance and accomplishments. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall strategic, financial and operational performance of Team. The annual performance-based executive incentive compensation plan for senior executives is approved by the Board and our shareholders (the “Executive Bonus Plan”).
Our Executive Bonus Plan is an annual performance-based incentive plan for our senior executives based upon our annual operating plan and budget approved by our Board. The performance goals established by the Compensation Committee under the Executive Bonus Plan for 2017 were based upon financial measures which made up 100% of the goal. In the prior year, the performance goals established by the Compensation Committee under the Executive Bonus Plan were based on financial measures accounting for 80% of the goal and operational measures accounting for 20% of the goal, which was tied to safety. The 2017 performance goals are set forth below under “2017 Performance-Based Incentives Paid in Cash.” For the Executive Bonus Plan performance measures, the Compensation Committee annually establishes and approves the performance metrics, levels and relevant weighting of each metric based upon their assessment of the probability of achieving the metrics at different thresholds. The

Compensation Committee established performance metrics for the financial portion of the Executive Bonus Plan based on the level of financial achievement of the Company as measured against our annual budget for diluted earnings per share, adjusted for items not indicative of our core operating activities (“Adjusted EPS”) and operating profit for each of (i) TeamQualspec, (ii) TeamFurmanite and (iii) Quest Integrity business units. For the operational portion of the Executive Bonus Plan, the Compensation Committee established performance metrics based upon the level of achievement of the Company as measured against operational targets established by the Compensation Committee. In establishing operational measures, the Compensation Committee may give consideration to a broad range of operational metrics such as: achievement of defined operational goals; achievement of strategic aims and targets; achievement and contribution to special projects and transactions; management of the Company’s risk profile; and key decision-making. For each performance metric, the Compensation Committee sets target, threshold and maximum performance levels. A participating senior executive is eligible to receive 50%–200% of their target annual cash incentive compensation, respectively, based on overall performance at the corresponding performance levels. Performance between the threshold and maximum performance levels is subject to interpolation.
Our CEO provides the Compensation Committee with performance-based incentive recommendations for each senior executive, other than himself, as well as a proposed total performance-based incentive pool for all of our employees. The Compensation Committee assesses the performance recommendations provided for the senior executives other than the CEO and determines the appropriate performance-based incentive recommendations. The performance-based incentives for our CEO are decided solely by the Compensation Committee in executive session without management present. The Compensation Committee makes its determinations on performance-based incentives in view of Team’s expected overall performance, the individual performance of each senior executive and the resulting size of the overall performance-based incentive pool relative to Team’s earnings.
In addition to the quantitative measures, the Compensation Committee has discretion to approve payouts for performance above or below (as part of, or separately from, the Executive Bonus Plan) any of the performance metrics in order to take into account extraordinary, special or unexpected market, business or individual performance events. In assessing any discretionary amounts to award, the Compensation Committee may give consideration to a broad range of performance and contribution criteria, along with assessments of external benchmarking, overall role and responsibilities and internal equity as more fully described above under “Compensation Philosophy and Process.”
2017 Performance-Based Incentives Paid in Cash
For 2017, our senior executives participated in an annual bonus program based upon the Executive Bonus Plan approved by our shareholders at the 2012 Annual Meeting of Shareholders. For 2017, the performance goals established by the Compensation Committee under the Executive Bonus Plan were based on financial measures accounting for 100% of the goal. For 2017, the financial measure used for Mr. Owen under the Executive Bonus Plan was Adjusted EPS, because during that time, Mr. Owen had overall corporate responsibility. The financial measure adopted for Messrs. Boane and Bouchard was based 80% on Adjusted EPS and 20% on individual/departmental objectives. The Compensation Committee believes Adjusted EPS is an appropriate measure of the overall performance of the Company that is closely aligned with the interests of our shareholders. Mr. Yesavage, as Interim CEO, did not participate in the Executive Bonus Plan.
For 2017, the financial measure adopted for Messrs. Victorson and Ott was based 50% on Adjusted EPS and 50% on the operating profits achieved by (i) the TeamQualspec business unit and (ii) the TeamFurmanite and Quest Integrity business units, respectively. In establishing these performance measures, the Compensation Committee determined that, as the senior managers for the TeamQualspec and the combined TeamFurmanite and Quest Integrity business units, Messrs. Victorson and Ott should have significant portions of their annual cash incentive compensation directly tied to the operating results of the business units they operate and a portion tied to overall Team performance. Additional information regarding the threshold, target and maximum performance objectives is reported in footnote 1 under the “Grants of Plan-Based Awards” table.
In 2017, the Compensation Committee established the annual target Adjusted EPS performance objective for the Executive Bonus Plan at $1.51 and the operating profits target for the TeamQualspec business unit at $75.0 million, the TeamFurmanite business unit at $54.5 million and the Quest Integrity business unit at $15.3 million. The performance targets are subject to equitable adjustments in the Compensation Committee’s discretion to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established target. The Compensation Committee utilizes the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company, to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, which may be identified on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report.
In evaluating the achievement of financial performance in 2017, the Compensation Committee determined that operating profits for the Quest Integrity business unit were achieved between the threshold and target levels. With respect to the Adjusted EPS target, the operating profits target for the TeamQualspec business unit and the operating profits target for the TeamFurmanite business unit, the Compensation Committee determined that the minimum performance levels had not been met. With respect to individual and department objectives of Messrs. Boane and Bouchard, the Compensation Committee determined that performance was met at the target level. Further, the Committee awarded Messrs. Boane and Bouchard each an additional discretionary amount for their contributions in meeting the objectives described under “2017 Business Highlights and Overall Compensation Decisions” and their leadership during the Company transition to a new CEO. With respect to Mr. Victorson, although no amount was payable to him based on 2017 performance targets, the Compensation Committee elected to award Mr. Victorson a discretionary amount for his contributions in achieving Company cost reduction goals and his leadership during the Company transition to a new CEO.
The actual amounts earned by each of the Named Executive Officers under the Executive Bonus Plan in fiscal 2015, the 2015 Transition Period, 2016 and 2017 can be found in the “Summary Compensation Table” below. The Compensation Committee determined that the bonus awards are consistent with our compensation philosophy for the Executive Bonus Plan because they strike an appropriate balance between the incentive for achievement of short-term financial and operational performance with the incentive for the execution of strategic objectives, individual contributions to Company results and to pay annual incentives consistent with the overall performance of Team.
Long-Term Incentive Compensation
Our Compensation Committee believes that long-term incentive awards should strengthen alignment with our shareholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee designs its long-term incentive award programs to directly align rewards with our shareholder returns and share performance, to create a significant retention mechanism for our key employees, to provide a unifying reward structure across our Company and to support entrepreneurial and long-term strategic perspectives. The Compensation Committee administers, determines and approves all long-term incentive awards, subject to our shareholder-approved stock incentive plans as described below.
The Compensation Committee believes that restricted stock units with time-based vesting are an important retention tool, because the stock retains some value regardless of our stock price, and creates alignment with shareholder interests because the restricted stock value is linked to changes in our stock price. Additionally, the Compensation Committee believes that long-term performance-based stock units (“LTPSUs”) with a performance-based component and a long-term cliff vesting component should be provided to our Named Executive Officers for the purpose of creating strong incentives for our Named Executive Officers to achieve our long-term financial performance targets and strategic initiatives.
We maintain the 2016 Equity Incentive Plan, approved by our shareholders in May 2016 and adhere to the following processes relating to the granting of equity awards thereunder:

•	all equity grants require the approval of the Compensation Committee, with the exception of the delegation of limited authority to our CEO to make off-cycle equity awards described below; and

•	we do not grant equity awards retroactively or purposefully schedule equity awards prior to disclosure of favorable information or after the announcement of unfavorable information.
The Compensation Committee has delegated limited authority to the CEO to award time-based restricted stock units (“RSUs”) to employees (other than to officers or members of the Board of Directors of the Company or to persons reasonably expected to be hired or promoted into those roles) that may not exceed $500,000 in grant date value per calendar year. This limited delegation of authority if further limited to RSU grants valued at $75,000 or less per individual in any calendar year.
Our CEO makes recommendations to the Compensation Committee regarding the annual long-term incentive awards for our other executives, as well as other Team employees. The Compensation Committee independently reviews the data, considers the CEO’s proposals, consults with outside experts as needed and makes its own determinations for the granting of any equity-based awards. In awarding long term incentives, the Compensation Committee considers the level of responsibility, prior experience and achievement of individual performance criteria, as well as peer company comparisons and other factors which are described more fully in the discussion of our “Compensation Philosophy and Process” presented above. In addition, the Compensation Committee also considers past grants of long-term incentive awards, as well as current equity holdings of our executives.
Long-Term Incentive Awards
During 2017, the Compensation Committee continued the long term equity award program for our Named Executive Officers, consisting of (i) a new LTPSU award with a two-year performance period and (ii) RSUs with annual vesting over four years. Each of these award types is discussed in more detail below. In March 2017, our Compensation Committee approved and awarded new LTPSU awards with a two-year performance period, and in November 2017, approved and awarded grants of time-based RSUs to our Named Executive Officers. These long-term incentive awards are set forth in the “Grants of Plan-Based Awards” table below. Mr. Yesavage, as Interim CEO, did not participate in these grants, but instead received separate equity awards related to his service as Interim CEO, which are discussed further below under “Interim CEO’s Equity and Bonus Awards.” Mr. Owen, who stepped down from the CEO role in September 2017, only received the LTPSU grant in 2017; however, he forfeited this award upon his termination of employment at the end of 2017. As part of the separation agreement entered into with Mr. Owen, certain of his previously granted time-based awards will be permitted to continue vesting, as discussed under “Separation Agreement with Mr. Owen.”

Except as noted above, LTPSU awards were made to our Named Executive Officers in 2017 and, in general, the Compensation Committee plans to make both time-based RSU and LTPSU awards to our Named Executive Officers on an annual basis as part of the Company’s long term equity award program for senior executives. These equity grants are determined by taking into consideration each Named Executive Officer’s position, experience, level of responsibility and length of service, and market data, individual and Company performance, internal equity considerations, retention concerns and expenses related to the grants. In the event of a change of control (as such term is defined in the stock unit agreement, the LTPSU and the 2016 Equity Incentive Plan) of the Company or in the event of a participant’s death, the vesting of any outstanding LTPSUs and RSUs will be accelerated and paid out in Common Stock. Additional information regarding the grant date fair value of the equity awards is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.
It is the Compensation Committee’s intention that equity awards be considered annually, although such awards are not guaranteed. The eligible employee population, exact timing of grants and the specific form of awards may vary from year to year. The Compensation Committee will continue to monitor and consider the types of awards, vesting requirements, eligible employee pool and applicable accounting, tax and regulatory impacts of long-term incentive awards on an annual basis.
Restricted Stock Units
Consistent with the Company’s annual long term incentive program for senior executives, in November 2017, the Compensation Committee awarded RSUs to our Named Executive Officers, except Mr. Yesavage, as set forth in the “Grants of Plan-Based Awards” table under “Executive Compensation and Other Matters” below. Our RSU awards permit each of our Named Executive Officers to receive, upon expiration of the time-based restrictions, shares in an amount equal to a specified number of shares of Common Stock. The restrictions on the awards expire in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, unless earlier terminated in accordance with the 2016 Equity Incentive Plan. For 2017, RSU grants were made in the number of shares equal to the approved award dollar value divided by the closing price of our Common Stock on the NYSE on the date of grant, rounded up to the nearest whole share.
2017 Long-Term Performance Stock Unit Awards
In accordance with the Longnecker executive compensation analysis, our Compensation Committee granted LTPSU awards to our Named Executive Officers on March 15, 2017, excluding Mr. Yesavage. The 2017 LTPSUs are subject to a concurrent two-year performance period. Each LTPSU represents the right to receive, if and to the extent designated performance goals covering the two-fiscal-year performance cycle are satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified two-year performance cycle. The performance goal is separated into three independent performance factors based on (i) relative shareholder total return (“RTSR”) as measured against a designated peer group, (ii) RTSR as measured against a designated index and (iii) performance against an internal adjusted EBIT metric for the year ending December 31, 2018 with possible payouts ranging from 0% to 200% of the “target awards” for the first two independent performance factors and ranging from 0% to 300% for the third performance factor. LTPSU awards cliff vest with achievement of the performance goals and completion of the two-year service period. Settlement occurs with Common Stock within 20 business days of vesting. All LTPSU grants are made in the number of shares equal to the approved award dollar value divided by the 20-day VWAP of our Common Stock on the NYSE on the date of grant. In determining the performance goals for the LTPSU awards, the Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target, such as acquisitions or divestitures. The Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, or the effect of significant acquisitions, which may be identified in earnings releases, on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report. The LTPSU peer group consists of the following companies:

Chicago Bridge & Iron Company N.V.
Matrix Service Company
Primoris Services Corporation
Mistras Group, Inc.
Thermon Group Holdings, Inc.
Actuant Corporation
Clean Harbors, Inc.
Aegion Corporation
Jacobs Engineering Group, Inc.
Emcor Group, Inc.
Tetra Tech, Inc.
Quanta Services, Inc.
MasTec, Inc.

Forfeiture of November 2014 Performance Awards
Under the LTPSU award program adopted by our Compensation Committee in November 2014, the LTPSU awards granted to our Named Executive Officers were subject to a three-year performance period and a concurrent three-year service period. Each LTPSU represented the right to receive, if and to the extent designated performance goals covering the three fiscal-year performance cycle were satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified three-year performance cycle. The performance goal was based on results of operations over the three-year performance period with possible payouts ranging from 0% to 300% of the “target awards”. The November 2014 LTPSU awards were to cliff vest with achievement of the performance goals and completion of the three-year service period.
For the November 2014 LTPSUs, the Compensation Committee chose operating profits and earnings before interest and taxes as the performance goals. The awards contained a three-year total operating profit target of $100 million and a three-year earnings before interest and taxes goal with a threshold level of performance at $210.2 million. In determining the performance goals for each of the LTPSU awards, the Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target. The Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or non-recurring items, discontinued operations and cumulative effect of accounting changes, or the effect of significant acquisitions, which may be identified on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report.
In 2017, it was determined that neither of the performance goals had been achieved at the threshold level. Accordingly, all of the November 2014 LTPSU awards previously granted to the Named Executive Officers were forfeited.
2018 Long-Term Performance Stock Unit Awards
In accordance with the Mercer executive compensation analysis, our Compensation Committee granted LTPSU awards to our Named Executive Officers on March 21, 2018. The 2018 LTPSUs are subject to a concurrent two-year performance period. Each LTPSU represents the right to receive, if and to the extent designated performance goals covering the two-fiscal-year performance cycle are satisfied, a “target award” equal to a specified number of shares of our Common Stock following completion of the identified two-year performance cycle. The performance goal is separated into two independent performance factors based on (i) RTSR as measured against a designated peer group, and (ii) performance against an internal adjusted EBITDA metric for the two-year period ending December 31, 2019 with possible payouts ranging from 0% to 200% of the “target awards” for the two independent performance factors. LTPSU awards cliff vest with achievement of the performance goals and completion of the two-year service period. Settlement occurs with Common Stock within 20 business days of vesting. All LTPSU grants are made in the number of shares equal to the approved award dollar value divided by the 20-day VWAP of our Common Stock on the NYSE through and including March 15, 2018. In determining the performance goals for the LTPSU awards, the Committee has the discretion to make equitable adjustments to account for events that significantly impact, positively or negatively, Team’s ability to achieve the established performance target, such as acquisitions or divestitures. The Committee may utilize the Company’s quarterly and annual reports filed with the SEC and earnings releases issued by the Company to take into account charges for restructuring, extraordinary, unusual or items not indicative of our core operating activities and discontinued operations, or the effect of significant acquisitions, which may be identified in earnings releases, on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s Annual Report. The LTPSU peer group consists of the following companies:

Matrix Service Company
Primoris Services Corporation
Mistras Group, Inc.
Actuant Corporation
Clean Harbors, Inc.
Aegion Corporation
Emcor Group, Inc.
Tetra Tech, Inc.
Quanta Services, Inc.
MasTec, Inc.
Barnes Group
CIRCOR International
Tetra Technologies, Inc.
Esco Technologies
SEACOR Holdings
EnPro Industries
MYR Group
Basic Energy Services

DXP Enterprises
Interim CEO’s Equity and Bonus Awards
In connection with his appointment to Interim CEO, on September 18, 2017, the Compensation Committee approved two equity awards to Mr. Yesavage: (i) an RSU grant vesting on January 18, 2018 and (ii) a performance-based restricted stock unit grant vesting, in whole or in part, upon the appointment of a permanent CEO and based on an assessment of Mr. Yesavage’s performance as Interim CEO. Additional information regarding the grant date fair value of the equity awards is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table. Based on an assessment of Mr. Yesavage’s performance as Interim CEO, in January 2018, the Board approved the vesting of all the performance-based restricted stock units granted on September 18, 2017. In addition, the Compensation Committee approved a one-time cash bonus of $200,000 in recognition of his extraordinary contributions in the role of Interim CEO, including his involvement in recruiting a permanent CEO, improvements in our safety culture, outreach to our shareholders and the stabilization and improvement of our business.
Special Retention Awards
On September 18, 2017, the Company entered into retention agreements (the “Retention Agreements”) with Messrs. Ott and Victorson. Each Retention Agreement provides for the grant of an award of 35,186 restricted stock units (“Retention RSUs”) that vest on September 18, 2019 subject to continued employment, or upon an earlier qualifying termination. The retention period of the award is two years from the grant date. The terms of the awards provide for accelerated vesting of the Retention RSUs upon an involuntary separation from service without cause or separation from service for good reason, provided the executives enter into general release of claims against the Company and its affiliates and two-year post-termination non-compete, customer and employee non-solicitation and mutual non-disparagement covenants (a “Release and Covenant Agreement”). The retention agreements also provide that if Messrs. Ott and Victorson experience a qualifying termination during the retention period, in order to participate in the Company’s severance policy, the executives must enter into a Release and Covenant Agreement. Further, the Retention Agreements provide that any amendment made to the severance policy during the retention period that would adversely affect Messrs. Ott and Victorson would not apply to a qualifying termination during the retention period.
Additional information regarding the grant date fair value of the Retention RSUs is reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table. The Compensation Committee determined such retention awards were desirable and in the interests of shareholders to encourage Messrs. Ott and Victorson to continue their employment with the Company and execute its strategy during the period of leadership transition.
Separation Agreement with Mr. Owen
As previously indicated, on September 18, 2017, the Company announced that Mr. Owen had ceased to serve in the position of President and CEO and as a member of the Board. The Company entered into a separation agreement with Mr. Owen that provided for Mr. Owen’s continued employment as a special advisor through December 31, 2017, the payment to Mr. Owen of severance in the amount of $985,000 plus an additional lump-sum amount of $19,000 in accordance with the terms of the Company’s executive severance policy and the continued post-employment vesting of 15,158 time-based restricted stock units held by Mr. Owen, in exchange for Mr. Owen’s release of claims against the Company and agreement to certain restrictive covenants, including non-compete and employee and customer non-solicit covenants that apply for twenty-four months following Mr. Owen’s termination of employment. In addition, the Company entered into a consulting agreement with Mr. Owen that provides for the payment of a monthly consulting fee of $50,000 in exchange for Mr. Owen serving as a consultant to the Company from January 1, 2018 through June 30, 2018. Mr. Owen’s severance compensation is reported in the “Summary Compensation Table” and the incremental fair value of certain of Mr. Owen’s stock awards is reported in both the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table.
Compensation Practices—Tax Considerations
In establishing total compensation for our senior executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a corporate income tax deduction for annual compensation paid to the chief executive officer and the three other most highly compensated officers of a public corporation in excess of $1 million. Pursuant to the 2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), for fiscal years beginning after December 31, 2017, the compensation of our chief financial officer is also subject to the deduction limitation. Prior to the enactment of the Tax Act, Section 162(m) of the Code provided an exception to the income tax deduction limitation of annual compensation in excess of $1 million if that compensation was “performance-based.” One of the requirements of performance-based compensation for purposes of Section 162(m) of the Code was that the compensation be paid in accordance with a plan that has been approved by a company’s shareholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes.

Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitations under Section 162(m) of the Code will no longer be available. As a result, for fiscal years beginning after December 31, 2017, any compensation in excess of $1 million paid to our executive officers may not be deductible. The Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, for the 2018 fiscal year, the Compensation Committee intends to structure the Company’s incentive compensation plans and arrangements in a manner similar to the 2017 fiscal year, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m) of the Code, in order to assure appropriate levels of total compensation for our executive officers based on the Company’s performance.
Employment Agreements
None of the named executive officers have employee agreements, except for the arrangement under “Special Retention Awards” discussed above. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination or Change in Control,” for a discussion of severance and change of control benefits in accordance with our policies.
Retirement Plans
Unlike many other companies our size, we do not provide supplemental executive retirement plans. Defined benefit pension plans are limited to certain employees in the United Kingdom and Norway and are not available to our Board members or executives. We offer a defined contribution, or 401(k), plan to all of our employees based in the United States, including the Named Executive Officers, which provides an employer match of 50% of up to 6% of the employee’s contribution.
Perquisites and Personal Benefits
We offer no special executive perquisites to our senior executive officers. We offer medical benefits and life and disability insurance to all of our employees based in the United States, including the Named Executive Officers, on the same basis. Personal benefit and perquisite amounts are not considered annual salary for calculation of bonuses, deferred compensation purposes, or 401(k) contribution purposes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation paid or earned by the Named Executive Officers for the fiscal years ended May 31, 2015, the 2015 Transition Period from June 1 to December 31, 2015, the year ended December 31, 2016 and the year ended December 31, 2017. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (6)	Stock Awards ($) (7)		Non-Equity Incentive Plan Compensation ($) (9)	All Other Compensation ($) (10)	Total ($)
Gary G. Yesavage (1)	2017	$161,539	$200,000	$398,524		$—	$—	$760,063
Former Interim Chief Executive Officer

Ted W. Owen (2)	2017	$635,579	$—	$709,858	(8)	$—	$1,018,985	$2,364,422
Former President and Chief Executive Officer	2016	$575,000	$—	$397,505		$85,500	$11,282	$1,069,287
	TP 2015	$324,712	$—	$728,386		$52,500	$9,168	$1,114,766
	2015	$463,328	$—	$716,898		$370,000	$22,052	$1,572,278

Greg L. Boane (3)	2017	$390,425	$—	$453,011		$50,000	$20,582	$914,018
Executive Vice President, Chief Financial Officer and Treasurer	2016	$335,577	$—	$227,135		$48,000	$11,985	$622,697
	TP 2015	$188,269	$—	$267,075		$21,583	$11,643	$488,570
	2015	$174,644	$—	$275,765		$110,000	$10,443	$570,852

Arthur F. Victorson	2017	$479,008	$—	$1,013,475		$25,000	$14,985	$1,532,468
President, TeamQualspec	2016	$450,000	$—	$312,320		$61,750	$9,211	$833,281
	TP 2015	$249,615	$—	$437,032		$37,917	$10,818	$735,382
	2015	$367,123	$—	$386,080		$325,000	$17,261	$1,095,464

Jeffrey L. Ott (4)	2017	$469,949	$—	$1,013,475		$50,313	$38,708	$1,572,445
President, TeamFurmanite and Quest Integrity	2016	$441,667	$—	$312,320		$61,750	$28,179	$843,916
	TP 2015	$198,846	$—	$339,913		$35,000	$12,619	$586,378
	2015	$294,532	$225,000	$330,944		$75,000	$28,340	$953,816

André C. Bouchard (5)	2017	$390,425	$—	$453,011		$50,000	$20,582	$914,018
Executive Vice President, Administration, Chief Legal Officer and Secretary

(1)
Mr. Yesavage served as Interim CEO of the Company from September 18, 2017 until January 24, 2018. Because Mr. Yesavage served as Interim CEO for a portion of 2017, only his compensation for service as Interim CEO is provided in the Summary Compensation table. His director compensation is provided in the Director Compensation Table. While serving as Interim CEO, Mr. Yesavage did not receive any compensation for service on the Board.

(2)
Mr. Owen served as President and CEO until September 18, 2017, when he became a Special Advisor to the Company and served in that role through December 31, 2017. Effective December 1, 2014, Mr. Owen was appointed as President and CEO. Effective July 9, 2014, Mr. Owen was appointed President, CFO & Treasurer. Prior to this appointment, Mr. Owen served as Executive Vice President, CFO & Treasurer.

(3)	Effective November 3, 2014, Mr. Boane was appointed Senior Vice President, CFO and Treasurer and on March 24, 2016, Mr. Boane was appointed as Executive Vice President, CFO and Treasurer.

(4)	Effective February, 2016, Mr. Ott was named President of TeamFurmanite and Quest Integrity. Prior to February 2016, Mr. Ott was President, Quest Integrity.

(5)
Mr. Bouchard has served as Executive Vice President, Administration, Chief Legal Officer and Secretary since November 2014. Mr. Bouchard was not a Named Executive Officer in fiscal year 2015, the 2015 Transition Period or fiscal year 2016, therefore his compensation for those periods is not required to be presented.

(6)
Represents a discretionary one-time bonus for Mr. Yesavage in recognition of his contributions in the role of Interim CEO, as discussed under “Interim CEO’s Equity and Bonus Awards” in the Compensation Discussion & Analysis. For Mr. Ott, represents bonus awarded under the

Quest Integrity Bonus Plan for Mr. Ott. This discretionary bonus award is paid subsequent to year end based on financial results for the fiscal year.

(7)
This column shows the aggregate grant date fair value of LTPSUs for fiscal year 2015, the 2015 Transition Period, fiscal year 2016 and fiscal year 2017 and RSUs granted in the years shown. Generally, the aggregate grant date fair value is the amount that Team expects to expense for accounting purposes over the award’s vesting schedule and does not correspond to the actual value, if any, that the Named Executive Officers will realize from the award. In particular, the actual value of LTPSUs received is different from the amount shown because it depends on actual performance and the actual value of the shares at the time of vesting. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the aggregate grant date fair value of the LTPSUs is calculated based on the probable outcome of the performance conditions as of the grant date. However, for awards with market-based conditions granted in 2017, specifically the RTSR goals described under “2017 Long-Term Performance Stock Unit Awards” in the Compensation Discussion & Analysis, a Monte Carlo simulation is used to forecast possible outcomes and determine the fair value at the grant date. Such simulation assumed a two-year term, a risk-free interest rate of 1.88%, Team stock price volatility of 39.3%, index volatility of 16.7% and volatilities for the peer group companies ranging from 23.5% to 45.9%. For a description of other assumptions made in calculating the grant date fair value of the stock awards in accordance with ASC 718, see Note 11 to the Company’s audited financial statements as filed in our 2017 Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table for additional information on awards granted in 2017.

(8)
Includes $203,875 associated with the separation agreement entered into with Mr. Owen that provided for certain of Mr. Owen’s equity awards to continue vesting after the termination of his employment, valued in accordance with ASC 718 based on the Company’s September 18, 2017, closing Common Stock price of $13.45 per share. For additional information, see “Separation Agreement with Mr. Owen,” in the Compensation Discussion & Analysis.

(9)
Represents the bonuses earned for fiscal 2017, 2016, 2015TP and 2015 under our Executive Bonus Plan and any discretionary awards, based upon our Executive Bonus Plan. The bonuses are paid subsequent to year end based on the final results for the fiscal year. For 2016, in addition to the amount earned for achievement of the safety performance measure, Mr. Boane was awarded an additional discretionary amount of $10,000 under the Executive Bonus Plan in recognition of his contributions toward the progress made on the integration of Team, Furmanite and Qualspec businesses, the achievement of strategic operating goals and the initiation of the implementation of the ERP in 2016. No other Named Executive Officers were awarded a discretionary amount for 2016. In 2017, Messrs. Boane, Bouchard and Victorson each were awarded an additional discretionary amount of $5,000, $5,000 and $25,000, respectively, under the Executive Bonus Plan, as discussed under “2017 Performance-Based Incentives Paid in Cash” in the Compensation Discussion & Analysis.

(10)
Represents employer contributions for insurance and the 401(k) plan. For Mr. Owen, the 2017 amount also includes $985,000 in severance and an additional lump-sum payment amount of $19,000 as discussed under “Separation Agreement with Mr. Owen,” in the Compensation Discussion & Analysis. For Mr. Ott, the 2017 amount also includes $18,276 that represents a payout of previously accrued and unused vacation time in order to conform with certain Company vacation policies.

Grants of Plan-Based Awards
The following table sets forth additional information relating to equity and non-equity incentive plan awards granted to the Named Executive Officers during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh.)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary G. Yesavage (4)	9/18/2017	$—	$—	$—	—	—	—	14,815	—	—	$199,262
	9/18/2017	$—	$—	$—	—	14,815	14,815	—	—	—	$199,262
Ted W. Owen	—	$300,000	$600,000	$1,200,000	—	—	—	—	—	—	$—
	3/15/2017	$—	$—	$—	7,293	16,669	41,673	—	—	—	$505,983
	9/18/2017	$—	$—	$—	—	—	—	15,158	—	—	$203,875
Greg L. Boane	—	$112,500	$225,000	$450,000	—	—	—	—	—	—	$—
	3/15/2017	$—	$—	$—	3,647	8,335	20,838	—	—	—	$253,006
	11/15/2017	$—	$—	$—	—	—	—	15,326	—	—	$200,004
Arthur F. Victorson	—	$175,000	$350,000	$700,000	—	—	—	—	—	—	$—
	3/15/2017	$—	$—	$—	4,813	11,002	27,505	—	—	—	$333,968
	9/18/2017	$—	$—	$—	—	—	—	35,186	—	—	$473,252
	11/15/2017	$—	$—	$—	—	—	—	15,805	—	—	$206,255
Jeffrey L. Ott	—	$175,000	$350,000	$700,000	—	—	—	—	—	—	$—
	3/15/2017	$—	$—	$—	4,813	11,002	27,505	—	—	—	$333,968
	9/18/2017	$—	$—	$—	—	—	—	35,186	—	—	$473,252
	11/15/2017	$—	$—	$—	—	—	—	15,805	—	—	$206,255
André C. Bouchard	—	$112,500	$225,000	$450,000	—	—	—	—	—	—	$—
	3/15/2017	$—	$—	$—	3,647	8,335	20,838	—	—	—	$253,006
	11/15/2017	$—	$—	$—	—	—	—	15,326	—	—	$200,004

(1)
The Executive Bonus Plan objectives were as follows: for Mr. Owen 100% was based upon Adjusted EPS, for Messrs. Boane and Bouchard, 80% was based upon Adjusted EPS and 20% was based upon individual/departmental objectives and for Messrs. Victorson and Ott, 50% was based upon business unit operating profits and 50% was based upon Adjusted EPS. For the financial performance, achievement of the Adjusted EPS goal in a range of $1.24 to $2.19, the threshold and maximum performance targets, respectively, with a target of $1.51, the operating profits target goal for (i) the TeamQualspec business unit of $75.00 million, (ii) the TeamFurmanite business unit at $54.5 million and (iii) the Quest Integrity business unit at $15.3 million. At the threshold earnings level, payouts would generally be 50% of target and at the maximum earnings level payouts would generally be 200% of target. The Compensation Committee reviews financial and individual objectives in determining the actual bonus as reported in the “Summary Compensation Table.” Approved maximum represents the maximum in compliance with Section 162(m) of the Code. Threshold represents the minimum level of performance for which payouts are authorized under the quantitative portion of our Executive Bonus Plan, although the minimum payout is zero. For Named Executive Officers, the Compensation Committee may use its discretion to award more or less than the threshold or target award regardless of whether the threshold financial or other targets are met. The actual amount of incentive bonus paid to each Named Executive Officer with respect to 2017 performance is reported under the non-equity incentive plan compensation column in the “Summary Compensation Table.”

(2)
The Named Executive Officers were granted LTPSUs on March 15, 2017 that may convert into shares of Team Common Stock at the end of the two-year performance period based on achievement of specified performance goals. The performance goals is separated into three independent performance factors based on (i) RTSR as measured against a designated peer group, (ii) RTSR as measured against a designated index and (iii) performance against an internal adjusted EBIT metric for the one-year period ending December 31, 2018, with possible payouts ranging from 0% to 200% of the “target awards” for the first two independent performance factors and ranging from 0% to 300% for the third performance factor. The number of LTPSUs shown in the threshold, target and maximum columns are calculated as follows: (i) threshold assumes that Team achieves the threshold performance level for the two RTSR goals and the EBIT performance goal, (ii) target assumes that Team achieves the target performance level for the two RTSR goals and the EBIT performance goal, and (iii) maximum assumes that Team achieves at or in excess of the maximum target performance level for the two RTSR goals and the EBIT performance goal. See the description under “2017 Long-Term Performance Stock Unit Awards” in the Compensation Discussion & Analysis for additional information. The vesting of the performance-based award granted to Mr. Yesavage on September 18, 2017 was based upon the Board’s evaluation of his performance as Interim CEO. See “Interim CEO’s Equity and Bonus Awards” in the Compensation Discussion & Analysis for more information.

(3)
These amounts reflect our accounting value for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards. For awards with market-based conditions granted in 2017, specifically the RTSR goals described under “2017 Long-Term Performance Stock Unit Awards” in the Compensation Discussion & Analysis, a Monte Carlo simulation is used to forecast possible outcomes and determine the fair value at the grant date. Such simulation assumed a two-year term, a risk-free interest rate of 1.88%, Team stock price volatility of 39.3%, index volatility of 16.7% and volatilities for the peer group companies ranging from 23.5% to 45.9%. For a description of the other assumptions made in calculating the grant date fair value of the stock awards granted during 2017 in accordance with ASC 718, see Note 11 to the Company’s audited financial statements as filed in our 2017 Annual Report on Form 10-K. For Mr. Owen, the row shown with a grant date of September 18, 2017, reflects the incremental cost associated with the separation agreement entered into with Mr. Owen that provided for certain of Mr. Owen’s equity awards to continue vesting after the termination of his employment, valued in accordance with ASC 718 based on the Company’s September 18, 2017, closing Common Stock price of $13.45 per share. For additional information, see “Separation Agreement with Mr. Owen” in the Compensation Discussion & Analysis.

(4)
This table does not include Mr. Yesavage’s grant for service as a director that was awarded to him on May 22, 2017, prior to his appointment to Interim CEO. For information on this grant, see the “Director Compensation” table.

Outstanding Equity Awards at 2017 Year-End
The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2017. None of the Named Executive Officers have options outstanding.

	STOCK AWARDS
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (10)
Name
Gary G. Yesavage	9/18/2017	14,815	(1)	$220,744	—		$—
	9/18/2017	—		$—	14,815	(2)	$220,744
Ted W. Owen	11/4/2014	2,121	(3)	$31,603	—		$—
	10/15/2015	5,012	(4)	$74,679	—		$—
	11/15/2016	8,025	(6)	$119,573	—		$—
Greg L. Boane	11/4/2014	1,143	(3)	$17,031	—		$—
	10/15/2015	2,506	(4)	$37,339	—		$—
	10/15/2015	—		$—	2,864	(5)	$42,674
	11/15/2016	4,586	(6)	$68,331	—		$—
	3/15/2017	—		—	8,335	(7)	$124,192
	11/15/2017	15,326	(8)	$228,357	—		$—
Arthur F. Victorson	11/4/2014	1,632	(3)	$24,317	—		$—
	10/15/2015	3,938	(4)	$58,676	—		$—
	10/15/2015	—		$—	5,012	(5)	$74,679
	11/15/2016	6,306	(6)	$93,959	—		$—
	3/15/2017	—		$—	11,002	(7)	$163,930
	9/18/2017	35,186	(9)	$524,271	—		$—
	11/15/2017	15,805	(8)	$235,495	—		$—
Jeffrey L. Ott	11/4/2014	1,306	(3)	$19,459	—		$—
	10/15/2015	2,864	(4)	$42,674	—		$—
	10/15/2015	—		$—	4,296	(5)	$64,010
	11/15/2016	6,306	(6)	$93,959	—		$—
	3/15/2017	—		$—	11,002	(7)	$163,930
	9/18/2017	35,186	(9)	$524,271	—		$—
	11/15/2017	15,805	(8)	$235,495	—		$—
André C. Bouchard	11/4/2014	1,306	(3)	$19,459	—		$—
	10/15/2015	2,864	(4)	$42,674	—		$—
	10/15/2015	—		$—	2,864	(5)	$42,674
	11/15/2016	4,586	(6)	$68,331	—		$—
	3/15/2017	—		$—	8,335	(7)	$124,192
	11/15/2017	15,326	(8)	$228,357	—		$—

(1)	Restricted stock unit award on 9/18/2017 that cliff vested on 1/18/2018. See “Interim CEO’s Equity and Bonus Awards” in the Compensation Discussion & Analysis for more information.

(2)
Performance-based restricted stock unit award on 9/18/2017 that cliff vested on 1/24/2018 based on the Board’s evaluation of Mr. Yesavage’s performance as Interim CEO and upon the appointment of a permanent CEO. See “Interim CEO’s Equity and Bonus Awards” in the Compensation Discussion & Analysis for more information.

(3)	Restricted stock unit award on 11/4/2014 that vests at the rate of 25% per year, beginning 11/4/2015. See “Long-Term Incentive Awards” for a full description of the awards.

(4)	Restricted stock unit award on 10/15/2015 that vests at the rate of 25% per year, beginning 10/15/2016. See “Long-Term Incentive Awards” for a full description of the awards.

(5)	LTPSUs awarded on 10/15/2015 shown at target level, cliff vest with achievement of three-year performance goal and completion of the three-year identified service period.

(6)	Restricted stock unit award on 11/15/2016 that vests at the rate of 25% per year, beginning 11/15/2017. See “Long-Term Incentive Awards” for a full description of the awards.

(7)	LTPSUs awarded on 3/15/2017 shown at target level, cliff vest with achievement of two-year performance goals and completion of the two-year identified service period.

(8)	Restricted stock unit award on 11/15/2017 that vests at the rate of 25% per year, beginning 11/15/2018. See “Long-Term Incentive Awards” for a full description of the awards.

(9)	Restricted stock unit award on 9/18/2017 that cliff vests on 9/18/2019, as described under “Special Retention Awards” in the Compensation Discussion & Analysis.

(10)	Market value of Team Common Stock calculated based on the 12/29/2017 close price of $14.90, the last trading day of 2017.

Option Exercises and Stock Vested in 2017
The following table sets forth information, for the Named Executive Officers, on (1) stock options exercised during 2017, including the number of shares acquired on exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary G. Yesavage (1)	—	$—	—	$—
Ted W. Owen	—	$—	8,896	$113,293
Greg L. Boane	—	$—	3,923	$50,117
Arthur F. Victorson	—	$—	7,296	$92,875
Jeffrey L. Ott	—	$—	6,109	$77,919
André C. Bouchard	—	$—	5,536	$70,441

(1)	Excludes 2017 director stock award to Mr. Yesavage prior to his appointment as Interim CEO. Refer to the “Director Compensation” table for information on this award.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2017, with respect to our equity compensation plans previously approved by our shareholders and equity compensation plans not previously approved by our shareholders.

	Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of outstanding stock awards(a) (1)	Weighted-average exercise price of outstanding options and vesting of outstanding stock awards(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders	1,245,330	$2.03	(2)	1,243,627	(3)
Equity compensation plans not approved by shareholders	N/A	N/A		N/A
Total	1,245,330	$2.03		1,243,627

(1)
For purposes of the table above, includes performance-based stock units outstanding at December 31, 2017 at the maximum performance level of 0.3 million. Assuming the target performance level of 0.1 million for these performance-based stock units, the total number of securities issuable upon exercise or vesting of outstanding stock awards is 1.1 million. The actual number of shares to be issued for performance-based stock units, if any, is dependent upon the level of performance achieved. On January 24, 2018, we granted performance-based stock units to our CEO as part of his initial offer of employment that may result in the issuance of up to 0.35 million shares, depending on the level of performance achieved. On March 21, 2018, we granted performance-based stock units to our Named Executive Officers that may result in the issuance of up to 0.4 million shares, depending on the level of performance achieved.

(2)
The weighted-average exercise price shown above includes RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding stock options had a weighted-average exercise price of $31.94 per share.

(3)
Represents amounts available to grant as of December 31, 2017 under Team’s 2016 Equity Incentive Plan, approved by shareholders in May 2016, which replaced our previous equity compensation plans. On January 24, 2018, we granted performance-based stock units to our CEO as part of his initial offer of employment that may result in the issuance of up to 0.35 million shares, depending on the level of performance achieved. On March 21, 2018, we granted performance-based stock units to our Named Executive Officers that may result in the issuance of up to 0.4 million shares, depending on the level of performance achieved.

Senior Management Compensation and Benefit Continuation Policy
Our Board adopted a Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”) that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of continued compensation in the event of a separation from the Company for any reason other than “for cause.” As interim CEO, Mr. Yesavage did not participate in the Executive Severance Policy.
The Executive Severance Policy provides generally that upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated executive would receive:

•
a continued salary for a stated period (18 months for the CEO and 15 months for Presidents and Executive Vice Presidents), a portion of which may be paid in a single lump sum if necessary to satisfy exception requirements of Section 409A of the Code;

•	a single lump sum payment ($19,000 for the CEO, $15,500 for Presidents and Executive Vice Presidents) to compensate the executives for health and welfare benefits; and

•	access to outplacement assistance paid by the Company for six months.
In exchange for such benefits, the executive must enter into a general release agreement and one-year non-competition agreement with the Company. If the employee breaches the non-competition agreement prior to its expiration, the Company has the right to suspend all subsequent severance payments and to seek restitution for payments already made.
Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated executive would generally receive:

•	a supplemental single lump sum salary payment equivalent to 36 months for the CEO, 30 months for Presidents and Executive Vice Presidents, payable on the 91st day following termination;

•
a supplemental single sum compensation payment representing annual bonus opportunities, calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (three times annual bonus opportunity for the CEO, two and one-half times annual bonus opportunity for Presidents and Executive Vice Presidents), payable on the 91st day following termination;

•
a single lump sum payment ($66,000 for the CEO, $55,000 for Presidents and Executive Vice Presidents) to compensate the executives for health and welfare benefits paid on 91st day following termination; and

•	access to outplacement assistance paid by the Company for six months.
These enhanced severance benefits are generally payable 91 days after termination from employment and are only available where both a change in control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such benefits, the executive must enter into a general release and six-month non-competition agreement with the Company. For purposes of the Executive Severance Policy, the following definitions apply:
A “change in control” is any “change in control event” referred to in Treasury Regulation Section 1.409A-3(i)(5)(i).
A “voluntary separation for good reason” means the termination of employment by the executive upon the occurrence of any of the following events without the consent of the executive:

•	a material diminution in the base compensation of the executive;

•	a material change in geographic work location for an executive to a location more than 50 miles from the executive’s current work location; or

•
a material diminution in the executive’s authorities, duties or responsibilities, and position within the leadership team; provided, however, that a “voluntary separation for good reason” shall not be considered to occur solely because an executive’s authorities, duties or responsibilities, and position are reallocated to other senior executives based on a good faith determination by the Board that such reallocation is necessary in order for the Company to adequately address material growth and/or expansion of the business.

An “involuntary termination of employment without cause” means a termination from employment that is not the result of:

•	a good faith determination by the Board that the executive knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or

•	a good faith determination by the Board that the executive knowingly violated the Company’s Code of Ethical Conduct.

The Board administers this policy consistent with Section 409A of the Code and makes the final good faith determination on whether or not an involuntary termination is for cause or without cause; whether or not a voluntary termination is for good reason; and whether or not a change of control event has occurred and is objectively determinable.
Potential Payments Upon Termination or Change of Control
As discussed above under “—Senior Management Compensation and Benefit Continuation Policy,” the Board adopted a policy that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of the Executive Severance Policy and the Retention Agreements (as discussed under “Special Retention Awards” in the Compensation Discussion & Analysis), the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the involuntary termination by the Company without cause, the voluntary termination by the employee for good reason or the change of control termination of the Named Executive Officer occurred on December 31, 2017. For information regarding the severance arrangement with Mr. Owen in connection with his termination of employment with Team, refer to “Separation Agreement with Mr. Owen,” in the Compensation Discussion & Analysis.

Gary G. Yesavage: Benefits Payable Upon Termination as of 12/31/17 (3)	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause	$—	$—	$220,744	$—	$220,744
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$—	$—	$441,488	$—	$441,488

Greg L. Boane: Benefits Payable Upon Termination as of 12/31/17	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$500,000	$—	$—	$15,500	$515,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,000,000	$120,000	$517,924	$55,000	$1,692,924

Arthur F. Victorson: Benefits Payable Upon Termination as of 12/31/17	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$593,750	$—	$524,271	$15,500	$1,133,521
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,187,500	$154,375	$1,175,327	$55,000	$2,572,202

Jeffrey L. Ott: Benefits Payable Upon Termination as of 12/31/17	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$593,750	$—	$524,271	$15,500	$1,133,521
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,187,500	$154,375	$1,143,798	$55,000	$2,540,673

André C. Bouchard: Benefits Payable Upon Termination as of 12/31/17	Salary	Incentive Bonus (1)	Outstanding Unvested Equity Awards (2)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$500,000	$—	$—	$15,500	$515,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,000,000	$120,000	$525,687	$55,000	$1,700,687
_____________________

(1)
The incentive bonuses paid to the senior executives for their performance during the 2015 Transition Period are considered in this calculation on an annualized basis to determine the three year average bonus.

(2)
All options and restricted stock units vest upon a change in control. For Mr. Yesavage, the time-based restricted stock units granted on September 18, 2017 would have vested upon an involuntary termination by the Company without cause. For Messrs. Ott and Victorson, the restricted stock units granted on September 18, 2017 vest upon an involuntary termination by the Company without cause or voluntary termination by employee for good reason. These amounts represent the net realizable value of the unvested restricted stock units at December 31, 2017. These amounts are calculated assuming the restricted stock units vest at the December 29, 2017 close price of $14.90, the last trading day of 2017.

(3)	As Interim CEO, Mr. Yesavage did not participate in the Executive Severance Policy.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For our 2017 fiscal year:

•
The median employee’s compensation was $71,209, calculated using the same methodology that we used to determine the annual total compensation of our named executive officers as reported in the Summary Compensation Table;

•
The annual total compensation of our CEO was $2,667,527 which, as described below, represents the annualized amount of compensation earned by Mr. Yesavage for the portion of the year he served in that role; and

•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 37 to 1.
In determining the pay ratio information provided above, we first identified our median employee for the 2017 fiscal year by using the following methodology, assumptions, adjustments and estimates, as permitted by Item 402(u) of Regulation S-K:

•
We selected December 31, 2017 as the date upon which we would identify our median employee. From our tax and payroll records, we compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the United States, but excluding the CEO. For purposes of this calculation, as of December 31, 2017 we had approximately 8,300 employees, including approximately 2,100 employees outside the United States. These totals include certain seasonal pay groups that we typically do not include when publicly reporting our total number of employees.

•
Item 402(u) of Regulation S-K permits us to exclude up to 5% of our total employees who are non-United States employees, provided that if any non-United States employees in a particular jurisdiction are excluded, we must exclude all non-United States employees in that jurisdiction. As permitted, we excluded approximately 70 employees in Trinidad, 60 employees in New Zealand, 53 employees in Malaysia, 47 employees in France, 41 employees in Belgium, 31 employees in Norway, 15 employees in Mexico, 13 employees in Brazil, 12 employees in Germany, 7 employees in the United Arab Emirates, 4 employees in Denmark and 1 employee each in Saudi Arabia and Sweden.

•
We used total cash compensation plus share-based compensation during the 2017 fiscal year as reported in our payroll records as a consistently applied compensation measure to identify our median employee from the remaining employees on the list. For this purpose, we define total cash compensation as the sum of base wages plus bonuses paid in cash during the fiscal year. We define share-based compensation as the value realized from the vesting or exercise of share-based awards, calculated using the most recent closing price of our common stock as of the vesting or exercise date. We elected to annualize the total compensation of any permanent employees who were employed for less than the full 2017 fiscal year.

Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of our named executive officers, as reported in the Summary Compensation Table.
As previously disclosed, two individuals served as CEO during 2017: Mr. Owen served as CEO until his resignation on September 18, 2017, upon which Mr. Yesavage was appointed Interim CEO and served in that role for the remainder of 2017. For purposes of this pay ratio disclosure, CEO compensation was determined by annualizing the compensation earned by Mr. Yesavage for his service as Interim CEO, as reported in the Summary Compensation Table. We only included Mr. Yesavage’s compensation for service as Interim CEO in our calculation to annualize Mr. Yesavage’s 2017 CEO compensation. His separate compensation for service as a director earned prior to September 18, 2017 is not included in the Summary Compensation table and was excluded from our calculation. For information on Mr. Yesavage’s compensation received for service as a director prior to his appointment to Interim CEO, see the Director Compensation table. Mr. Yesavage did not receive any compensation for his service on the Board while serving as Interim CEO.
It should be noted that the pay ratio disclosure rules of Item 402(u) of Regulation S-K provide reporting companies with a great deal of flexibility in determining the methodology used to identify the median employee, to calculate the median employee’s annual total compensation and to estimate the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees. As such, our methodology may differ materially from the methodology used by other companies to prepare their pay ratio disclosures, which may contribute to a lack of comparability between our pay ratio and the pay ratio reported by other companies, including those within our industry.

HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS AND DIRECTORS
The following table sets forth certain information regarding the beneficial ownership of our Common Stock (our only class of voting securities) as of April 1, 2018 of (a) each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director or nominee for director, (c) the Named Executive Officers and (d) all senior executive officers and directors as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are exercisable within 60 days of April 1, 2018. Unless otherwise indicated, the address of each person named below is the address of the Company at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Amerino Gatti	—	(2)	*
Ted W. Owen	62,828	(2),(10)	*
Greg L. Boane	14,763	(2)	*
Arthur F. Victorson	25,105	(2)	*
Jeffrey L. Ott	308,388	(2),(11)	1.0%
André C. Bouchard	32,292	(2)	*
Declan G. Rushe	3,114	(2)	*
Louis A. Waters	173,080	(2)	*
Jeffery G. Davis	21,398	(2)	*
Brian K. Ferraioli	—	(2)	*
Sylvia J. Kerrigan	5,479	(2)	*
Emmett J. Lescroart	53,367	(2)	*
Michael A. Lucas	7,260	(2)	*
Craig L. Martin	—	(2)	*
Gary G. Yesavage	24,936	(2)	*
All directors, nominees and executive officers as a group (15 persons)	732,010	(3)	2.4%
Ariel Investments, LLC	2,323,566	(4)	7.7%
BlackRock, Inc.	3,843,180	(5)	12.8%
Dimensional Fund Advisors LP	2,191,463	(6)	7.3%
Invesco Ltd.	2,057,944	(7)	6.9%
Mario J. Gabelli Et Al.	2,778,476	(8)	9.2%
Vanguard Group, Inc.	2,542,990	(9)	8.5%
______________
 * Less than 1% of outstanding Common Stock.

(1)
The information as to beneficial ownership of Common Stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his, her or its name except as indicated below.

(2)
Includes shares that may be acquired within 60 days of April 1, 2018 through the exercise of options to purchase shares of our Common Stock and shares held in an employee benefit plan as follows, respectively: Mr. Gatti—0 and 0; Mr. Owen—0 and 0; Mr. Boane—0 and 3,191; Mr. Victorson—0 and 4,835; Mr. Ott—0 and 0; Mr. Bouchard—0 and 1,783; Mr. Rushe—0 and 0; Mr. Waters—0 and 0; Mr. Davis—0 and 0; Mr. Ferraioli—0 and 0; Ms. Kerrigan—0 and 0; Mr. Lescroart—0 and 0; Mr. Lucas—0 and 0; Mr. Martin—0 and 0; and Mr. Yesavage—0 and 0.

(3)	Includes 9,809 shares held in an employee benefit plan.

(4)
As reported on Amendment No. 7 to Schedule 13G filed with the SEC on February 13, 2018 by Ariel Investments, LLC. (“Ariel”), 200 E. Randolph Street, Suite 2900, Chicago IL 60601. According to such Schedule 13G, Ariel has sole voting power with respect to 1,975,362 shares and sole dispositive power with respect to 2,323,566 shares.

(5)
As reported on Amendment No. 9 to Schedule 13G filed with the SEC on January 19, 2018 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10055. According to such Schedule 13G, BlackRock has sole voting power with respect to 3,767,280 shares and sole dispositive power with respect to 3,843,180 shares.

(6)
As reported on Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (“Dimensional”), Building One, 6300 Bee Cave Road, Austin, TX 78746. According to such Schedule 13G, Dimensional has sole voting power with respect to 2,105,126 shares and sole dispositive power with respect to 2,191,463 shares.

(7)
As reported on Schedule 13G filed with the SEC on February 14, 2018 by Invesco Ltd. (“Invesco”), 1555 Peachtree Street NE, Suite 1800, Atlanta GA 30309. According such Schedule 13G, Invesco has sole voting power and sole dispositive power with respect to 2,057,944 shares.

(8)
As reported on Amendment No. 2 to Schedule 13D filed with the SEC on August 9, 2017 by Mario J. Gabelli (“Mario Gabelli”), One Corporate Center, Rye, New York 10580, and certain entities that he directly or indirectly controls or acts as chief investment officer: GAMCO Asset Management, Inc. (“GAMCO”), Gabelli Funds, LLC (“Gabelli Funds”), Gabelli & Company Investment Advisers, Inc. (“GCIA”) and Teton Advisers, Inc. (“Teton Advisers”), each having a business address of One Corporate Center, Rye, New York 10580. The total shares owned includes certain shares that could be issuable upon the conversion of convertible senior notes in addition to common stock holdings. Gabelli Funds and Teton Advisers include 81,013 shares and 11,152 shares, respectively, that may be issued upon the conversion of convertible senior notes. According to such Schedule 13D, Gabelli Funds has sole voting power and sole dispositive power with respect to 538,639 shares; GAMCO has sole voting power with respect to 1,691,480 shares and sole dispositive power with respect to 1,799,980 shares; GCIA has sole voting power and sole dispositive power with respect to 10,000 shares; Teton Advisers has sole voting power and sole dispositive power with respect to 411,152 shares; and Mario Gabelli has sole voting power and sole dispositive power with respect to 18,705 shares.

(9)
As reported on Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2018 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355. According to such Schedule 13G, Vanguard has sole voting power with respect to 43,116 shares, shared voting power with respect to 1,303 shares, sole dispositive power of 2,500,048 shares and shared dispositive power with respect to 42,942 shares.

(10)	Mr. Owen’s number of shares beneficially owned is based on his last Form 4 that was filed with the SEC on November 16, 2016. We do not have information beyond this date.

(11)
Includes approximately 27,200 shares of common stock pledged as collateral for a personal loan. See Share Ownership Guidelines; Restrictions on Trading in Trading in Company Securities for discussion of Company restrictions related to the pledge of Company Common Stock by directors and Named Executive Officers.

We do not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2017, we believe that, during 2017, all filings with the SEC by our senior executive officers and directors subject to the reporting requirements and each beneficial owner of more than ten percent (10%) of our Common Stock complied with requirements for reporting ownership and changes in ownership of Team’s Common Stock in accordance with Section 16(a) of the Exchange Act.
TRANSACTIONS WITH RELATED PERSONS
The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, we rely on our corporate legal counsel to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our Proxy Statement.
The Company maintains policies and procedures for the review, approval or ratification of certain transactions between directors or members of their immediate families and the Company. Our policy, contained in our Code of Ethical Conduct and the Charter of the Corporate Governance and Nominating Committee, requires that any transaction in which a director or executive officer (or an immediate family member) has an interest that is in conflict or potential conflict with the interests of the Company shall be prohibited, unless unanimously approved by the Corporate Governance and Nominating Committee and the full Board.

AUDIT COMMITTEE REPORT
The Audit Committee consists of the three members of our Board identified below. Each Audit Committee member is independent, as defined by the applicable listing requirements of the NYSE. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017 with senior management and has discussed with KPMG LLP (“KPMG”), the independent auditors for Team, the matters required to be discussed with the committee under standards of the Public Company Accounting Oversight Board (United States), including Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed KPMG’s independence from Team and its management with KPMG.
The Board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.teaminc.com on the “Investors” page under “Governance.”
The Audit Committee has discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and KPMG, with and without representatives of management, to discuss the results of their examinations, the evaluations of Team’s internal controls and the overall quality of Team’s accounting principles.
In performing all of these functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of Team’s management and KPMG which, in its report, expresses an opinion on whether or not Team’s annual financial statements conform, in all material respects, with accounting principles generally accepted in the United States and on the effectiveness of Team’s internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
Audit Committee
Michael A. Lucas, Chairman
Jeffery G. Davis
Sylvia J. Kerrigan

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS
A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.
Principal Accountant Fees and Services
The following table sets forth the fees billed by KPMG for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees	$2,585,000	$2,365,000
Audit-Related Fees	—	—
Tax Fees	43,000	125,000
All Other Fees	—	—
Total	$2,628,000	$2,490,000
The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. The Audit Committee has authorized the Chairman of the Audit Committee to engage KPMG on non-audit matters not exceeding $100,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of their auditing functions.
Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.
ANNUAL REPORT ON FORM 10-K
The Company will send, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2017, including the consolidated financial statements, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.
DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS
To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by contacting us at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478 or (281) 331-6154. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
Bylaw Provisions—Our Bylaws require that a shareholder’s proposal, to be considered timely noticed, must be received by the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days before the one-year anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. As a result, proposals submitted for our 2019 Annual Meeting in accordance with the provisions of our Bylaws must be received no earlier than December 13, 2018, and no later than the close of business on January 12, 2019, and must otherwise comply with the requirements of our Bylaws.
As set forth in our Bylaws, such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election as a Director, (1) all information as may be required by the Company pursuant to any policy of the Company governing the selection of Directors; and (2) such person’s written consent to being named as a nominee and to serving as a Director if elected; and (3) information as to any material relationships, including financial transactions and compensation, between the shareholder and the proposed nominee(s); and (B) as to any business the shareholder proposes to bring before the meeting, (1) a brief description of such business; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); (3) the reasons for conducting such business at the meeting; and (4) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (1) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; (2) the class and number of shares of the Company that are owned beneficially and held of record by such shareholder and such beneficial owner; (3) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (4) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee; and/or (y) otherwise to solicit proxies from shareholders in support of such proposal or nomination; and (5) a disclosure of all ownership interests, including derivatives, hedged positions and other economic and voting interests.
Inclusion in Next Year’s Proxy Statement—A shareholder who wishes to present a proposal for inclusion in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to our principal executive offices no later than the close of business on December 13, 2018. Submissions should comply with the requirements of Rule 14a-8. Submissions of shareholder proposals received after that date will be considered untimely for inclusion in the Proxy Statement and form of proxy for our 2019 Annual Meeting. Shareholder proposals submitted other than in accordance with Rule 14a-8 are considered untimely, and management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the 2019 Annual Meeting, without any discussion in the Proxy Statement.
All notices of proposals, whether or not to be included in our proxy materials, should be sent to our principal executive offices at Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 13131 Dairy Ashford, Suite 600, Sugar Land, Texas 77478.
WHERE YOU CAN FIND MORE INFORMATION
You may read and copy any reports, statements or other information that we file with the SEC directly from the SEC. You may either:

•	Read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549; or

•	Visit the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.
You should rely only on the information contained (or incorporated by reference) in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 12, 2018. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement).
Our Annual Report to shareholders is being mailed together with this Proxy Statement and is available on our website at www.teaminc.com/proxy2018, under the “Investors” page in accordance with the SEC’s “notice and access” regulations. The Annual Report does not constitute any part of the proxy solicitation material.

OTHER BUSINESS
Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.
André C. Bouchard
Executive Vice President, Administration, Chief Legal Officer & Secretary
April 12, 2018

Appendix A

Team, Inc.
2018 Equity Incentive Plan

1.	PURPOSE
This Plan is intended to foster and promote the long-term financial success of Team, Inc. and its Affiliates (the “Company Group”); to reward performance and to increase stockholder value by providing Participants appropriate incentives and rewards; to enable the Company Group to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company Group’s businesses are largely dependent; to encourage Participants’ ownership interest in Team, Inc.; and to align the interests of management and directors with that of the Company’s stockholders.

2.	DEFINITIONS
(a)“Affiliate” means any entity (whether a corporation, partnership, joint venture or other form of entity) that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Company, except solely with respect to the issuance of Incentive Stock Options, the term “Affiliate” shall be limited to any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Code Sections 424(e) and 424(f) respectively.
(b)“Award” means, individually or collectively, a grant under the Plan of Non‑Statutory Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and/or Performance Units.
(c)“Award Agreement” means a written or electronic agreement evidencing and setting forth the terms of an Award.
(d)“Board of Directors” means the board of directors of the Company.
(e)“Cause” means, with respect to the termination of a Participant by the Company or another member of the Company Group, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written employment or other agreement between the Participant and the Company or such other member of the Company Group. In the absence of such then-effective written agreement and definition, “Cause” means, unless otherwise specified in the applicable Award Agreement, with respect to a Participant:
(i)a material breach by the Participant of the Participant’s duties and obligations or agreements with the Company Group that remains uncured following thirty (30) day’s prior written notice from a member of the Company Group to the Participant identifying in reasonable detail the nature of any such material breach, including but not limited to gross negligence in the performance of his duties and responsibilities;
(ii)willful misconduct by the Participant that in the reasonable determination of the Board of Directors or Committee has caused or is likely to cause material injury to the reputation or business of the Company;
(iii)any act of fraud, material misappropriation or other dishonesty by the Participant;
(iv)willful violation of the Company’s Code of Ethical Conduct as reasonably determined by the Board of Directors or the Committee; or
(v)Participant’s conviction of a felony.
A Participant shall be considered to have been discharged for Cause if the Company determines within 30 days after his or her resignation or discharge that discharge for Cause was warranted.
(f)“Change of Control” means the first to occur of any of the following events:
(i)any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for any of the Company’s employee benefit plans, or any entity holding the Company’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of (Y) the Company’s securities representing 50% or more of the combined voting power of the Company’s then outstanding securities or (Z) 90% or more of the Company’s operating assets, other than pursuant to a transaction excepted in Clause (ii);
(ii)the consummation of a merger, consolidation, or other reorganization of the Company, unless:
1.under the terms of the agreement providing for such merger, consolidation, or reorganization, the stockholders of the Company immediately before such merger, consolidation, or reorganization, will own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the Company resulting from such merger, consolidation, or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;
2.the individuals who were members of the Board immediately prior to the execution of such agreement constitute at least a majority of the members of the board of directors of the Surviving Company after such merger, consolidation, or reorganization; and
3.no Person (other than (A) the Company or any subsidiary of the Company, (B) any Benefit Plan, (C) the Surviving Company or any subsidiary of the Surviving Company, or (D) any Person who, immediately prior to such merger, consolidation, or reorganization had beneficial ownership of 51% or more of the then outstanding voting securities) will have beneficial ownership of 51% or more of the combined voting power of the Surviving Company’s then outstanding voting securities;
(iii)during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
Notwithstanding Clause (i), a Change of Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 51% or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 51% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 51% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company (other than as a result of a stock split, stock dividend or similar transaction), then a Change of Control of the Company shall be deemed to have occurred with respect to such Person under Clause (i). In no event shall a Change of Control of the Company be deemed to occur by virtue of the acquisition of the Company’s securities by one or more Benefit Plans.
Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code Section 409A if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code Section 409A.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Committee” means the committee designated by the Board of Directors pursuant to Section 3 of the Plan to administer the Plan.
(i)“Common Stock” means the common stock of the Company, par value, $0.30 per share.
(j)“Company” means Team, Inc., a corporation organized under the laws of Delaware, and its successors.
(k)“Date of Grant” means the date when the Company completes the corporate action necessary to create the legally binding right constituting an Award, as provided in Code Section 409A and the regulations thereunder.
(l)“Disability” means an individual is classified as disabled under the terms of the Company’s long-term disability plan.
(m)“Effective Date” means the date the Plan is approved by the stockholders of the Company.
(n)“Employee” means any person employed by the Company or an Affiliate. Directors who are employed by the Company or an Affiliate shall be considered Employees under the Plan.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(p)“Exercise Price” means the price at which a Participant may purchase a share of Common Stock pursuant to an Option, or, in the case of Stock Appreciation Rights, the base price of the Stock Appreciation Right upon the Date of Grant.

(q)“Fair Market Value” on any date means the market price of Common Stock, determined by the Committee as follows:
(i)if the Common Stock is listed on the NYSE (or another established stock exchanges or national market system, Fair Market Value shall be the closing sales price for such stock as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no sales were reported on that date, on the last trading date such closing sales price was reported), as reported in The Wall Street Journal or reported such other source as the Committee deems reliable;
(ii)if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sale price for such stock as quoted on such system or by such securities dealer on the date of determination, but if no such price was reported on that date, on the last date such price was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)in the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith.
The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.
(r)“Good Reason” means, unless otherwise provided in an employment agreement between an Employee and the Company or a member of the Company Group, with respect to an individual the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee by the Company or a member of the Company Group for Cause: (A) a material reduction by the Company or a member of the Company Group of Employee’s base salary; (B) a material reduction in Employee’s authority, duties and responsibilities, provided, however, that Good Reason shall not be considered to occur solely because an Employee’s authorities, duties or responsibilities, and position are reallocated to other Employees based on a good faith determination by the Company or a member of the Company Group that such reallocation is necessary in order for the Company or a member of the Company Group to adequately to address growth, acquisitions or expansion or changes of the business of the Company or its Affiliates; or (C) the Company’s (or a member of the Company Group) requiring Employee to be based anywhere other than within 50 miles of Employee’s office location as of the Date of Grant except for requirements of reasonably required travel on the Company’s business.
(s)“Incentive Stock Option” means a stock option granted to a Participant pursuant to Section 8 of the Plan that is intended to meet the requirements of Code Section 422.
(t)“Non-Statutory Stock Option” means a stock option granted to a Participant pursuant to Section 7 of the Plan that is not intended to qualify, or does not qualify, as an Incentive Stock Option.
(u)“Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
(v)“Outside Director” means a member of the Board of Directors of the Company or an Affiliate who is not also an Employee of the Company or an Affiliate.
(w)“Participant” means any person who holds an outstanding Award.
(x)“Performance-Based Award” means the Awards issued under Section 14.
(y)“Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following:
(i)revenue and income measures (which include revenue, return or revenue growth, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, taxes, depreciation and amortization (“EBIDTA”), earnings before interest and taxes (“EBIT”), achievement of profit, economic value added (“EVA”), and price per share of Common Stock);
(ii)expense measures (which include costs of goods sold, selling, loss or expense ratio, general and administrative expenses and overhead costs);
(iii)operating measures (which include productivity, operating income, operating earnings, cash flow, funds from operations, cash from operations, after-tax operating income, market share, expenses, margins, operating efficiency); cash flow measures (which include net cash flow from operating activities and net cash flow before financing activities) and sales measures (which include customer satisfaction, sales of services, and sales production);

(iv)liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);
(v)leverage measures (which include debt reduction, debt-to-equity ratio and net debt);
(vi)market measures (which include market share, stock price, growth measure, total stockholder return and market capitalization measures);
(vii)return measures (which include book value, book value per share, return on capital, return on net assets, return on stockholders’ equity; return on assets; stockholder returns, and which may be risk-adjusted);
(viii)corporate value and sustainability measures which may be objectively determined (which include compliance, safety, environmental and personnel matters);
(ix)other measures such as those relating to acquisitions or dispositions (which include proceeds from dispositions); and
(x)such other measures as determined by the Committee in its discretion.
Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be: (i) expressed on a corporate-wide basis or with respect to one or more Affiliates, business units, divisions, subsidiaries or business segments or any combination thereof; (ii) in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies; (iii) be absolute or based on change in the Performance Criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (v) be based on GAAP or non-GAAP calculations; or (vi) any combination of the foregoing. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, acquisition, divestiture, transaction, event, or similar development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
(z)“Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of one or more Affiliates, business units, divisions, subsidiaries or business segments or any combination thereof or an individual. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
(aa)    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
(bb)    “Performance Unit” means a dollar denominated unit awarded to a Participant pursuant to Section 13 of the Plan.
(cc)    “Permitted Transferees” means with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.
(dd)    “Plan” means this Team, Inc. 2018 Equity Incentive Plan.
(ee)    “Prior Plans” means the Furmanite Corporation 1994 Stock Incentive Plan, the Team, Inc. 2006 Stock Incentive Plan and the Team Inc. 2016 Equity Incentive Plan, each as amended from time to time.
(ff)    “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 10 of the Plan.

(gg)    “Restricted Stock Unit” means the grant of a right to receive Shares or the cash equivalent value in the future pursuant to Section 11 of the Plan.
(hh)    “Share” means a share of Common Stock.
(ii)    “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 12 of the Plan.
(jj)    “Termination of Service” shall mean the termination of employment of an Employee by the Company and all Affiliates or the termination of service by an Outside Director as a member of the Board of Directors of the Company and all Affiliates. A Participant’s service shall not be deemed to have terminated because of a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service. Furthermore, a Participant’s service with the Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or an Affiliate; provided, however, that if any such leave exceeds 90 days, on the 91st day of such leave the Participant’s service shall be deemed to have terminated unless the Participant’s right to return to service with the Company Group is guaranteed by statute or contract. Unless the Participant’s leave of absence is approved by the Committee, a Participant’s service shall be deemed to have terminated upon the entity for which the Participant performs service ceasing to be an Affiliate (or any successor). Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s service has terminated and the effective date of such termination.

3.	ADMINISTRATION
The Committee shall administer the Plan. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be “disinterested” only if he satisfies such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act. The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company or an Affiliate who need not be disinterested, that may grant Awards and administer the Plan with respect to Employees, Outside Directors, and other individuals who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Unless and until otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee; provided, however, that Board of Directors may serve as the Committee hereunder: (i) if the Compensation Committee has not been constituted; or (ii) with respect to Awards to Outside Directors.
(a)Except as specified herein, the Committee shall have the sole and complete authority to:
(i)determine the individuals to whom Awards are granted, the type and amounts of Awards to be granted and the time of all such grants;
(ii)determine the terms, conditions and provisions of, and restrictions relating to, each Award granted;
(iii)interpret and construe the Plan and all Award Agreements;
(iv)prescribe, amend and rescind rules and regulations relating to the Plan;
(v)determine the content and form of all Award Agreements;
(vi)determine all questions relating to Awards under the Plan, including whether any conditions relating to an Award have been met;
(vii)consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Award or amend the exercise date or dates thereof, provided that the Committee shall not have any discretion or authority to “reprice” any Options within the meaning of Section 23(b) hereof;
(viii)determine the duration and purpose of leaves of absence that may be granted to a Participant without constituting termination of the Participant’s employment for the purpose of the Plan or any Award;
(ix)maintain accounts, records and ledgers relating to Awards;
(x)maintain records concerning its decisions and proceedings;
(xi)employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

(xii)do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.
The Committee’s determinations under the Plan shall be final and binding on all persons.
(b)Each Award shall be evidenced by an Award Agreement containing such provisions as may be approved by the Committee. Each Award Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted, (ii) the Exercise Price of any Option or Stock Appreciation Right, (iii) the number of Shares subject to the Award; (iv) the expiration date of the Award, (v) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, and (vi) the restrictions, if any, placed upon such Award, or upon Shares which may be issued upon exercise of such Award.
(c)The Chairman of the Committee and such other directors and officers as shall be designated by the Committee is hereby authorized to execute Award Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.
(d)The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more members of the Board of Directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power with respect to (i) the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or person; or (ii) any Awards to an Outside Director.
(e)The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Company or an Affiliate for determinations to be made pursuant to the Plan.

4.	TYPES OF AWARDS AND RELATED RIGHTS
The following types of Awards may be granted under the Plan:
(a)Non-Statutory Stock Options;
(b)Incentive Stock Options;
(c)Restricted Stock;
(d)Restricted Stock Units;
(e)Stock Appreciation Rights; and
(f)Performance Units.

5.	STOCK SUBJECT TO THE PLAN
(a)General Limitations. Subject to adjustment as provided in Section 20 hereof, the maximum number of Shares reserved for issuance in connection with Awards under the Plan is the sum of (i) 450,000 Shares; (ii) the number of Shares remaining for issuance under the Team Inc. 2016 Equity Incentive Plan; and (iii) the number of Shares subject to outstanding awards as of the Effective Date under the Prior Plans that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares), all of which may be issued as Incentive Stock Options. If all or any portion of any Award shall terminate, expire, be cancelled or forfeited, or be exchanged with the Committee’s approval, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, new Awards may thereafter be awarded with respect to such shares. Any shares of Common Stock tendered (by either actual delivery or attestation) to (i) pay the exercise price of an Option granted under the Plan, (ii) settled in cash in lieu of shares of Common Stock, or (iii) satisfy tax withholding obligations associated with an Award granted under the Plan, shall not become available again for grant under the Plan. Any shares of Common Stock that (i) were subject to an Stock Appreciation Right granted under the Plan that were not issued upon the exercise of such Stock Appreciation Right, or (ii) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an option shall not become available for grant under the Plan.

Any dividend equivalents settled in shares of Common Stock under the Plan shall be applied against the number of shares of Common Stock available for Awards.
(b)Individual Limitations. Subject to adjustment as provided in Section 20 hereof, the following individual award limitations shall apply:
(i)the maximum aggregate number of Shares for which Awards may be granted to any Participant in any calendar year (all of which may be issued as Non-Statutory Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights) shall be 750,000 shares of Common Stock;
(ii)the maximum aggregate amount that may be granted to any Participant in any calendar year under Awards that are payable in cash or property other than Shares that are Performance-Based Awards shall be $2.5 Million;
(iii)the maximum aggregate amount that may be paid to any Participant for a calendar year with respect to dividends or dividend equivalents under Section 16 of the Plan regarding Performance-Based Awards of Restricted Stock or Restricted Stock Units shall be $2.5 Million, determined as of the dividend record dates; provided, however, that this limitation shall not apply to extraordinary dividends or equivalents; and
(iv)the maximum aggregate number of Shares for which Awards may be granted to any Director in any calendar year (all of which may be issued as Non-Statutory Stock Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights) shall be 250,000 shares of Common Stock.
(c)Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by service providers of another corporation in connection with a merger or consolidation of the service recipient corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the service recipient corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Such substitution of any outstanding Option must satisfy the requirements of Treasury Regulation § 1.424-1 and Code Section 409A.
(d)Source of Shares. Shares issued under the Plan may be either authorized but unissued Shares, authorized Shares previously issued held by the Company in its treasury that have been reacquired by the Company, or Shares purchased by the Company in the open market.

6.	ELIGIBILITY
Subject to the terms of the Plan, all Employees and Outside Directors shall be eligible to receive Awards under the Plan.

7.	NON-STATUTORY STOCK OPTIONS
The Committee may, subject to the limitations of this Plan and the availability of Shares reserved but not previously awarded under the Plan, grant Non-Statutory Stock Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a)Exercise Price. The Committee shall determine the Exercise Price of each Non‑Statutory Stock Option. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
(b)Terms of Non-Statutory Stock Options. The Committee shall determine the term during which a Participant may exercise a Non‑Statutory Stock Option, but in no event may a Participant exercise a Non‑Statutory Stock Option, in whole or in part, more than 10 years from the Date of Grant. The Committee shall also determine the date on which each Non‑Statutory Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Non-Statutory Stock Option. Shares underlying each Non-Statutory Stock Option may be purchased, in whole or in part, by the Participant at any time during the term of such Non‑Statutory Stock Option, after such Option becomes exercisable. A Non‑Statutory Stock Option may not be exercised for fractional shares. If, on the date when a Non‑Statutory Stock Option would otherwise terminate or expire the Exercise Price of the Non‑Statutory Stock Option is less than the Fair Market Value of the Shares subject to the Non‑Statutory Stock Option on such date but any portion of the Non‑Statutory Stock Option has not been exercised, then subject to Section 7(g), the Non‑Statutory Stock Option shall automatically be deemed to be exercised as of such date with respect to such portion by means of a “net exercise” as described in Section 9. An Award Agreement with respect to a Non‑Statutory Stock Option may also provide for an automatic exercise of the Non‑Statutory Stock Option on an earlier date.
(c)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than resignation, Disability or death, or Termination of Service for Cause, the Participant may exercise only those Non‑Statutory Stock Options that were vested and immediately exercisable by the Participant at the date of such termination and only for two years following the date of such termination, or, if sooner, the expiration of the term of the Non‑Statutory Stock Option.
(d)Termination of Service (Resignation). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service by resignation, the Participant may exercise only those Non‑Statutory Stock Options that were vested and immediately exercisable by the Participant at the date of such termination and only for one year following the date of such termination, or, if sooner, until the expiration of the term of the Non‑Statutory Stock Option.
(e)Termination of Service (Disability or Death). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all Non‑Statutory Stock Options held by such Participant shall immediately become vested and fully exercisable and remain exercisable for one year following the date of such termination.
(f)Termination of Service for Cause. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service for Cause, all rights with respect to the Participant’s Non‑Statutory Stock Options shall be forfeited and expire immediately upon the effective date of such Termination of Service for Cause.
(g)Extension of Term of Option. If a Non‑Statutory Stock Options would expire on a day that the Participant cannot exercise the Non‑Statutory Stock Option because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such Non‑Statutory Stock Option would no longer violate an applicable federal, state, local and foreign laws, but only to the extent allowed under Code Section 409A.
(h)Settlement. Upon exercise, a Non‑Statutory Stock Option shall be settled in Shares.

8.	INCENTIVE STOCK OPTIONS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Incentive Stock Options to Employees upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a)Exercise Price. The Committee shall determine the Exercise Price of each Incentive Stock Option. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Code Section 422, Common Stock representing more than 10% of the total combined voting securities of the Company (“10% Owner”), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.
(b)Amounts of Incentive Stock Options. To the extent the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Code Section 422, such Options in excess of such limit shall be treated as Non‑Statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.
(c)Terms of Incentive Stock Options. The Committee shall determine the term during which a Participant may exercise an Incentive Stock Option, but in no event may a Participant exercise an Incentive Stock Option, in whole or in part, more than 10 years from the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant. The Committee shall also determine the date on which each Incentive Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Incentive Stock Option. Shares underlying each Incentive Stock Option may be purchased, in whole or in part, at any time during the term of such Incentive Stock Option, after such Option becomes exercisable. An Incentive Stock Option may not be exercised for fractional shares. If, on the date when an Incentive Stock Option would otherwise terminate or expire the Exercise Price of the Incentive Stock Option is less than the Fair Market Value of the Shares subject to the Incentive Stock Option on such date but any portion of the Incentive Stock Option has not been exercised, then the Incentive Stock Option shall automatically be deemed to be exercised as of such date with respect to such portion by means of a “net exercise” as described in Section 9. An Award Agreement with respect to an Incentive Stock Option may also provide for an automatic exercise of the Incentive Stock Option on an earlier date.
(d)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than Disability or death, or Termination of Service for Cause, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of such termination and only for three months following the date of such termination, or, if sooner, the expiration of the term of the Incentive Stock Option.
(e)Termination of Service (Disability or Death). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all Incentive Stock Options held by such Participant shall become immediately vested and fully exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Incentive Stock Option.
(f)Termination of Service for Cause. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of an Employee’s Termination of Service for Cause, all rights under such Employee’s Incentive Stock Options shall expire immediately upon the effective date of such Termination of Service for Cause.
(g)Settlement. Upon exercise, an Incentive Stock Option shall be settled in Shares.
(h)Disqualifying Dispositions. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Committee of any disposition of Shares issued pursuant to the exercise of such Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), within 10 days of such disposition.

9.	METHOD OF EXERCISE OF OPTIONS
Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash or Common Stock owned by the Participant having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash and Shares, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer or a “net exercise.” The Participant may deliver shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company. A “net exercise” means the delivery of a properly executed notice followed by a procedure pursuant to which (1) the Company will reduce the number of Shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of Shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the Shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate Exercise Price not satisfied by such reduction in the number of whole Shares to be issued. Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) Shares are used to pay the Exercise Price pursuant to a “net exercise,” (B) Shares are delivered to the Participant as a result of such exercise, and (C) Shares are withheld to satisfy tax withholding obligations.

10.	RESTRICTED STOCK AWARDS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:
(a)Payment of the Restricted Stock. Awards of Restricted Stock may only be made in whole Shares.
(b)Terms of the Restricted Stock. Subject to the limitations in Section 15(a), the Committee shall determine the dates on which Restricted Stock granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any installment or portion of the Restricted Stock. Notwithstanding other paragraphs in this Section 10, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock except for any Restricted Stock that are Performance-Based Awards under Section 14 hereof. The acceleration of any Restricted Stock shall create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other Restricted Stock.
(c)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than Disability or death, the Participant’s unvested Restricted Stock as of the date of termination shall be forfeited and any rights the Participant had to such unvested Restricted Stock shall become null and void.
(d)Termination of Service (Disability or Death). Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all unvested Restricted Stock held by such Participant, including any Restricted Stock subject to a Performance Goal, shall immediately vest.
(e)Voting of Restricted Stock. After a Restricted Stock Award has been granted, but for which Shares covered by such Restricted Stock have not yet vested, the Participant shall be entitled to vote such Shares subject to the rules and procedures adopted by the Committee for this purpose.

(f)Restrictive Legend. Each certificate issued in respect of one or more shares of Restricted Stock shall be registered in the name of the Participant and, at the discretion of the Board, each such certificate may be deposited in a bank designated by the Board. Each such certificate shall bear the following (or a similar) legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Team, Inc. 2018 Equity Incentive Plan and an agreement entered into between the registered owner and Team, Inc. A copy of such plan and agreement is on file at the principal office of Team, Inc.”
(g)Transfers of Unrestricted Shares. Upon the vesting date for Restricted Stock, such Restricted Stock will be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).
(h)Awards to Outside Directors. The Committee may award shares of Stock to Outside Directors pursuant to this Section 10. The Committee shall designate the terms and conditions of any grant of Stock under this Section 10(h).

11.	RESTRICTED STOCK UNITS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Unit Awards to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions.
(a)Settlement of Restricted Stock Unit Award. A Restricted Stock Unit Award shall be settled either by the delivery of whole Shares or by the payment of cash based upon the Fair Market Value of a specified number of Shares, in the discretion of the Committee, subject to the terms of the applicable Award Agreement. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, any Stock Certificate evidencing the Shares payable under a Restricted Stock Unit Award will be issued (or cash paid) within an administratively reasonable period after the date on which the Restricted Stock Unit vests so that the payment of Shares qualifies for the short‑term deferral exception under Code Section 409A. Notwithstanding the preceding, a payment may be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
(b)Terms of Restricted Stock Unit Awards. Subject to the limitations in Section 15(a), the Committee shall determine the dates on which Restricted Stock Units granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any Award. Notwithstanding other paragraphs in this Section 11, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Units except for any such Restricted Stock Units that are Performance-Based Awards under Section 14 hereof. The acceleration of any Restricted Stock Unit Award shall create no right, expectation or reliance on the part of any other Participant or that Participant regarding any other Restricted Stock Unit Award.
(c)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than Disability or death, the Participant’s unvested Restricted Stock Units as of the date of termination shall be forfeited and any rights the Participant had to such unvested Awards shall become null and void.
(d)Termination of Service (Disability or Death). Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all unvested Restricted Stock Units held by such Participant shall immediately vest.
(e)Deferral. Unless expressly permitted by the Committee in the Award Agreement, a Participant does not have any right to make any election regarding the time or form of any payment pursuant to a Restricted Stock Unit Award. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit vests, provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements to avoid imposition of the “additional tax” under Code Section 409A(a)(1)(B).

12.	STOCK APPRECIATION RIGHTS
The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Stock Appreciation Rights to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions.

(a)Exercise Price. The Committee shall determine the Exercise Price of each Stock Appreciation Right. However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.
(b)Terms of Stock Appreciation Rights. The Committee shall determine the term during which a Participant may exercise a Stock Appreciation Right, but in no event may a Participant exercise a Stock Appreciation Right, in whole or in part, more than 10 years from the Date of Grant. The Committee shall also determine the date on which each Stock Appreciation Right, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Stock Appreciation Right. A Stock Appreciation Right may not be exercised for fractional shares. If, on the date when a Stock Appreciation Right would otherwise terminate or expire the Exercise Price of the Stock Appreciation Right is less than the Fair Market Value of the Shares subject to the Stock Appreciation Right on such date but any portion of the Stock Appreciation Right has not been exercised, then subject to Section 12(g), the Stock Appreciation Right shall automatically be deemed to be exercised as of such date with respect to such portion. An Award Agreement with respect to a Stock Appreciation Right may also provide for an automatic exercise of the Stock Appreciation Right on an earlier date.
(c)Termination of Service (General). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than resignation, Disability or death, or Termination of Service for Cause, the Participant may exercise only those Stock Appreciation Rights that were immediately exercisable by the Participant at the date of such termination and only for two years following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(d)Termination of Service (Resignation). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service by resignation, the Participant may exercise only those Stock Appreciation Rights that were immediately exercisable by the Participant at the date of such termination and only for one year following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(e)Termination of Service (Disability or Death). Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all Stock Appreciation Rights held by such Participant shall become immediately vested and fully exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.
(f)Termination of Service for Cause. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service for Cause, all rights with respect to the Participant’s Stock Appreciation Rights shall be forfeited and expire immediately upon the effective date of such Termination of Service for Cause.
(g)Extension of Term of Stock Appreciation Right. If a Stock Appreciation Right would expire on a day that the Participant cannot exercise the Stock Appreciation Right because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such Stock Appreciation Right would no longer violate an applicable federal, state, local and foreign laws, but only to the extent allowed under Code Section 409A.
(h)Settlement. Upon exercise, a Stock Appreciation Right shall be settled in cash or Shares, or both, in the discretion of the Committee, subject to the terms of the applicable Award Agreement.

13.	TERMS AND CONDITIONS OF PERFORMANCE UNIT AWARDS
Subject to the terms of the Plan, the Committee, in its discretion, may award Performance Units to any Participant. Each Award of Performance Units shall be evidenced by an agreement, in such form as is approved by the Committee, and, except as otherwise provided by the Committee, all Performance Units shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:
(a)Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, will determine the number of Performance Units that shall be settled and paid to the Participant.
(b)Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.
(c)Settlement of Performance Units. Any Performance Unit shall be settled and paid within ninety (90) days after the end of the applicable Performance Period in the form of cash or in shares of Common Stock or in a combination thereof, as specified in the Participant’s applicable Award Agreement. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or Affiliate on the day a Performance Unit is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance Unit for a Performance Period only if the Performance Goals for such period are achieved. Any shares of Common Stock paid to a Participant under this Section may be subject to any restrictions deemed appropriate by the Committee.

14.	PERFORMANCE-BASED AWARDS
(a)Purpose. The purpose of this Section 14 is to provide the Committee the ability to grant Restricted Stock and Restricted Stock Units as Performance-Based Awards. If the Committee, in its discretion, decides to grant an Award of Restricted Stock and Restricted Stock Units that is intended to constitute a Performance-Based Award, the provisions of this Section 14 shall control over any contrary provision contained herein.
(b)Applicability. This Section 14 shall apply only to those Participants selected by the Committee to receive Performance-Based Awards. The designation of an Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period. Moreover, designation of an Employee as a Participant for a particular Performance Period shall not require designation of such Employee as a Participant in any subsequent Performance Period and designation of one Employee as a Participant shall not require designation of any other Employees as a Participant in such period or in any other period.
(c)Procedures with Respect to Performance-Based Awards. No later than 90 days following the commencement of any fiscal year in question or, for an Award that uses any other designated fiscal period or period of service, the commencement of such performance period, the Committee shall, in writing, (i) designate one or more Employees to receive Performance-Based Awards, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Performance-Based Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Performance-Based Awards, as applicable, to be earned by each Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved. The Committee may not increase during a year the amount of a Performance-Based Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.
(d)Adjustments and Modifications. Unless otherwise determined by the Committee at the time a Performance-Based Award is granted, the Committee shall have the authority to specify adjustments or modifications to be made to the calculation of any applicable Performance Goals based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual or infrequent nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures and the related costs and expenses; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.
(e)Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Participant. Unless otherwise provided in the applicable Award Agreement, in the event of Participant’s Termination of Service due to Disability or death, all unvested Performance-Based Awards held by such Participant shall immediately vest.
(f)Effect on Other Plans and Arrangements. Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

15.	VESTING
(a)Minimum Vesting Period. The Committee shall establish the vesting schedule to apply to any Award, which shall be set forth in the applicable Award Agreement. Each Award issued under this Plan’s terms shall have a vesting period of not less than one (1) year; provided, however, that (i) no minimum vesting period shall apply with respect to grants of up to five percent (5%) of the amount designated in Section 5(a) above, subject to adjustment as provided in Section 20(a), and (ii) this Section 15(a) shall not apply to Substitute Awards issued pursuant to Section 5(c) above. If a Participant’s employment with or service to the Company or an Affiliate terminates for any reason other than Disability or death, any Awards that are not yet vested are immediately and automatically forfeited; provided, however, in such special circumstances as the Committee deems appropriate, the Committee may take such action as it deems equitable in the circumstances or in the best interests of the Company, including, without limitation, fully vesting an Award or waiving or modifying any other limitation or requirement under the Award.
(b)Effect of “Change of Control.”
(i)Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Unit (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof is terminated without Cause within 12 months before or after such Change of Control or Participant resigns for Good Reason (or such other period set forth in the Award Agreement):
1.Options and Stock Appreciation Rights outstanding as of the date of such Change of Control (or Termination of Service, if later) will immediately vest upon the Change of Control (or Termination of Service, if later), become fully exercisable, and may thereafter be exercised for two years (or the period of time set forth in the Award Agreement), or, if sooner, the expiration of the term of the Award; and
2.The restrictions, limitations and other conditions applicable to Restricted Stock, Restricted Stock Units and Performance Units outstanding as of the Change of Control (or Termination of Service, if later) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and
For the purposes of this Section 15(b), an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Performance Unit shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock or Performance Unit, or Restricted Stock Unit immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock or Performance Unit, or Restricted Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.
(ii)Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control, to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then as of the Change of Control:
1.Those Options and Stock Appreciation Rights outstanding as of the date of the Change of Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable;
2.Restrictions, limitations and other conditions applicable to Restricted Stock, Performance Units and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock, Performance Units and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant; and
3.Any Award subject to performance criteria shall be prorated based on the performance from the Award Date to the date of the Change of Control. The proration shall be based upon the method set forth in the Award Agreements evidencing the applicable Awards, or if no method is specified, based upon the total number of days during the performance period prior to the Change of Control in relation to the total number of days during the performance period.

16.	DIVIDENDS AND DIVIDEND EQUIVALENTS
The Committee may provide that Restricted Stock and Restricted Stock Units shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to a Performance-Based Award.

For all Performance-Based Awards, the Committee may only provide for the accrual of dividends or dividend equivalents that will not be payable to a Participant unless and until, and only to the extent that, the shares of Common Stock subject to such Award vest upon satisfaction of the relevant Performance Goals and all other applicable conditions to vesting. Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.

17.	RIGHTS OF PARTICIPANTS
No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award until the date of issuance of a stock certificate for such Common Stock. Nothing contained in this Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.

18.	DESIGNATION OF BENEFICIARY
A Participant may, with the consent of the Committee (which shall not be unreasonably withheld), designate a beneficiary or beneficiaries to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails to designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be the beneficiary.

19.	TRANSFERABILITY OF AWARDS
(a)Incentive Stock Options. Incentive Stock Options are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant’s lifetime, Incentive Stock Options may be exercised only by the Participant (or a legal representative if the Participant becomes incapacitated).
(b)Awards Other Than Incentive Stock Options. All Awards granted pursuant to this Plan other than Incentive Stock Options are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, with the approval of the Committee, a Participant may transfer a Non‑Statutory Stock Option or a Stock Appreciation Right for no consideration to or for the benefit of one or more Permitted Transferees subject to such limits as the Committee may establish, and the Permitted Transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer. The transfer of an Award pursuant to this Section shall include a transfer of the rights of a Participant under this Plan to consent to certain amendments to the Plan or an Award Agreement and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award.

20.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR A CHANGE OF CONTROL
(a)Adjustment Clause. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of Common Stock as a class without the Company’s receipt of consideration, or other equity restructuring within the meaning of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), appropriate adjustments shall be made to (i) the aggregate number of Shares with respect to which awards may be made under the Plan pursuant to Section 5(a); (ii) the terms and the number of Shares and/or the Exercise Price per Share of any outstanding Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units; and (iii) the share limitations set forth in Section 5 hereof. The Committee shall also make appropriate adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to stockholders other than a normal cash dividend. Adjustments, if any, and any determination or interpretations, made by the Committee shall be final, binding and conclusive. Conversion of any convertible securities of the Company shall be deemed to have been effected for adequate consideration. Except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
(b)Change of Control. If a Change of Control occurs, the Committee may, in its discretion and without limitation:
(i)cancel outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion; it being understood that if stockholders receive consideration other than publicly traded equity securities of the surviving entity, any determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall equal the excess, if any, of the value of the consideration being paid for each Share in such transaction over the Exercise Price of such Option or Stock Appreciation Right shall conclusively be deemed valid. Accordingly, if the Exercise Price of the Shares subject to a Stock Option or Stock

Appreciation Right exceeds the Fair Market Value of such Shares, then such Stock Option or Stock Appreciation Right may be cancelled without making a payment to the holder of the Stock Option or Stock Appreciation Right;
(ii)substitute other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for Shares subject to outstanding Awards;
(iii)arrange for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company); and
(iv)may, after giving Participants an opportunity to exercise their outstanding Stock Options and Stock Appreciation Rights, terminate any or all unexercised Stock Options and Stock Appreciation Rights. Such termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.
(c)Section 409A Provisions with Respect to Adjustments. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any adjustments made to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

21.	TAX WITHHOLDING
Whenever under this Plan, cash or Shares are to be delivered upon exercise of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the minimum withholding of such sums come from compensation otherwise due to the Participant or from any Shares due to the Participant under this Plan, or (iii) any combination of the foregoing provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge.

22.	CLAWBACK/RECOVERY
All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Stock or other cash or property upon the occurrence of Cause.

23.	AMENDMENT OF THE PLAN AND AWARDS
(a)The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided; however, (i) provisions governing grants of Incentive Stock Options shall be submitted for stockholder approval to the extent required by applicable law or regulation; (ii) except as permitted by Section 20, no amendment may increase the share limitations set forth in Section 5 or decrease the minimum Exercise Price for Stock Options or Stock Appreciation Rights set forth in Sections 7(a), 8(a) and 12(a), unless any such amendment is approved by the Company’s stockholders within 12 months before or after such amendment; and (iii) the provisions of Section 23(b) (relating to Option repricing) may not be amended, unless any such amendment is approved by the Company’s stockholders. Failure to ratify or approve amendments or modifications by stockholders shall be effective only as to the specific amendment or modification requiring such approval or ratification. Other provisions of this Plan will remain in full force and effect. No such termination, modification or amendment may materially adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.
(b)The Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant; provided, however, that repricing of Stock Options or Stock Appreciation Rights shall not be permitted. For this purpose, a repricing means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling an Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for cash or for another Option, Stock Appreciation Right or other Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 20. Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

24.	RIGHT OF OFFSET
The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, documented travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company on a past due basis, and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Code Section 409A. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.

25.	ELECTRONIC DELIVERY AND SIGNATURES
(a)Any reference in an Award Agreement or the Plan to a written document includes without limitation any document delivered electronically or posted on the Company’s or an Affiliate’s intranet or other shared electronic medium controlled by the Company or an Affiliate.
(b)The Committee and any Participant may use facsimile and PDF signatures in signing any Award or Award Agreement, in exercising any Option or Stock Appreciation Right, or in any other written document in the Plan’s administration. The Committee and each Participant are bound by facsimile and PDF signatures, and acknowledge that the other party relies on facsimile and PDF signatures.

26.	EFFECTIVE DATE OF PLAN
The Plan shall become effective immediately upon the Effective Date.

27.	TERMINATION OF THE PLAN
The right to grant Awards under the Plan will terminate 10 years after the earlier of: (i) the date the Plan is adopted by the Board of Directors; or (ii) the Effective Date. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant’s rights under an outstanding Award.

28.	APPLICABLE LAW; COMPLIANCE WITH LAWS
The Plan will be administered in accordance with the laws of the state of Delaware and applicable federal law. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.

29.	PROHIBITION ON DEFERRED COMPENSATION
It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code Section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.

30.	NO GUARANTEE OF TAX TREATMENT
Notwithstanding anything herein to the contrary, a Participant shall be solely responsible for the taxes relating to the grant or vesting of, or payment pursuant to, any Award, and none of the Company, the Board of Directors or the Committee (or any of their respective members, officers or employees) guarantees any particular tax treatment with respect to any Award.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2018.

Vote by Internet • Go to www.investorvote.com/TISI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
		•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A		Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5:

1. to elect three Class II Directors to hold office until the 2021 annual meeting of shareholders or until their successors are duly elected and qualified and elect one Class III Director to hold office until the 2019 annual meeting of shareholders or until their successors are duly elected and qualified.

	For	Withhold				For	Withhold		For	Withhold
01 - Amerino Gatti	☐	☐	02 - Brian K. Ferraioli			☐	☐	03 - Michael A. Lucas	☐	☐

04 - Craig L. Martin	☐	☐
			For	Against	Abstain					For	Against	Abstain
2. to ratify the appointment of KPMG LLP, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018.			☐	☐	☐	3. to approve, by non-binding vote, the compensation of the Company’s named executive officers.				☐	☐	☐

			For	Against	Abstain					For	Against	Abstain
4. to approve the issuance of shares of our common stock issuable upon the conversion of our 5.00% convertible senior notes.			☐	☐	☐	5. to approve the new Team, Inc. 2018 Equity Incentive Plan;				☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.	☐	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MAY 17, 2018 ANNUAL MEETING OF SHAREHOLDERS. THE COMPANY’S PROXY STATEMENT AND FORM 10-K ARE AVAILABLE AT:
www.teaminc.com/proxy2018, under the “Investors” page

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — TEAM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS -
MAY 17, 2018
The undersigned hereby appoints ANDRÉ C. BOUCHARD and JAY E. KILBORN with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 13131 Dairy Ashford, Sugar Land, Texas 77478, at 3:00 p.m. (local time) on Thursday, May 17, 2018, and at any adjournment(s) or postponement(s) thereof.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE